Exhibit 10.1

CREDIT AGREEMENT

among

PIC AU HOLDINGS LLC,

as Main Borrower

and

PIC AU HOLDINGS CORPORATION

as Co-Borrower,

and

PEABODY ENERGY CORPORATION,

as parent

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

The Other Lenders Party Hereto

Dated as of January 29, 2021

i

ARTICLE IV. CONDITIONS PRECEDENT		58
4.01	Closing Date	58

ARTICLE V. REPRESENTATIONS AND WARRANTIES		62
5.01	Existence, Qualification and Power	62
5.02	Authorization; No Contravention	62
5.03	Governmental Authorization	62
5.04	Binding Effect	63
5.05	Financial Statements; No Material Adverse Effect	63
5.06	Litigation	63
5.07	No Default	63
5.08	Ownership and Identification of Property	64
5.09	Environmental Compliance	64
5.10	Insurance	65
5.11	Taxes	65
5.12	ERISA Compliance	65
5.13	Subsidiaries	66
5.14	Margin Regulations; Investment Company Act	66
5.15	Disclosure	66
5.16	Compliance with Laws	66
5.17	Anti-Corruption; Sanctions	67
5.18	Intellectual Property; Licenses, Etc.	67
5.19	Security Documents	67
5.20	[Reserved]	68
5.21	Solvency	68
5.22	Labor Relations	68
5.23	Existing Credit Documents Event of Default	68

ARTICLE VI. AFFIRMATIVE COVENANTS		68
6.01	Financial Statements	68
6.02	Certificates; Other Information	69
6.03	Notices	70
6.04	Payment of Tax Obligations	71
6.05	Preservation of Existence	71
6.06	Maintenance of Properties	71
6.07	Maintenance of Insurance	71
6.08	Compliance with Laws	72
6.09	Books and Records	72
6.10	Inspection Rights	72
6.11	Use of Proceeds	72
6.12	Additional Guarantors	72
6.13	[Reserved]	73
6.14	Preparation of Environmental Reports	73
6.15	Certain Long Term Liabilities and Environmental Reserves	73
6.16	Covenant to Give Security	73
6.17	Post Closing Covenant	74
6.18	ERISA	74

ARTICLE VII. NEGATIVE COVENANTS		74
7.01	Liens	74
7.02	Investments	77
7.03	Indebtedness	79
7.04	Fundamental Changes	82
7.05	Dispositions	83
7.06	Restricted Payments	84
7.07	Change in Nature of Business	85
7.08	Transactions with Affiliates	85
7.09	Limitation on Activities	87
7.10	Use of Proceeds	88
7.11	[Reserved]	88
7.12	Burdensome Agreements	88
7.13	[Reserved]	89
7.14	[Reserved]	89
7.15	Fiscal Year	90
7.16	Sale and Lease-Backs	90
7.17	Amendments or Waivers of Organizational Documents	90

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		90
8.01	Events of Default	90
8.02	Remedies Upon Event of Default	93
8.03	Exclusion of Immaterial Subsidiaries	93
8.04	Application of Funds	94

ARTICLE IX. ADMINISTRATIVE AGENT		94
9.01	Appointment and Authority	94
9.02	Rights as a Lender	95
9.03	Exculpatory Provisions	95
9.04	Reliance by Administrative Agent	96
9.05	Delegation of Duties	97
9.06	Resignation of Administrative Agent	97
9.07	Non-Reliance on Administrative Agent and Other Lenders	98
9.08	No Other Duties, Etc.	99
9.09	Administrative Agent May File Proofs of Claim	99
9.10	Guaranty and Collateral Matters	100
9.11	Withholding Tax	100
9.12	Collateral Trust Agreement, Collateral Matters and Specified Amendments	101
9.13	Certain ERISA Matters	101

ARTICLE X. MISCELLANEOUS		103
10.01	Amendments, Etc.	103
10.02	Notices; Effectiveness; Electronic Communication	105
10.03	No Waiver; Cumulative Remedies	108
10.04	Expenses; Indemnity; Damage Waiver	108
10.05	Marshalling; Payments Set Aside	111

10.06	Successors and Assigns	111
10.07	Treatment of Certain Information; Confidentiality	115
10.08	Right of Setoff	116
10.09	Usury Savings Clause	117
10.10	Counterparts; Integration; Effectiveness	117
10.11	Survival of Representations, Warranties	118
10.12	Severability	118
10.13	Replacement of Lenders	118
10.14	Governing Law; Jurisdiction; Etc.	119
10.15	Waiver of Jury Trial	120
10.16	USA PATRIOT Act Notice	121
10.17	Time of the Essence	121
10.18	[Reserved]	121
10.19	No Advisory or Fiduciary Responsibility	121
10.20	[Reserved]	122
10.21	Release of Liens and Release from Guaranty	122
10.22	Independence of Covenants	123
10.23	Independent Nature of Lenders’ Rights	123
10.24	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	123
10.25	Contingent Payment Debt Instrument.	124
10.26	Direction to Collateral Agent	124

SCHEDULES

1.01	Agreed Security Principles
2.01	Loan Amounts
5.09	Environmental Matters
5.13	Subsidiaries
5.18	Intellectual Property
7.08	Transactions with Affiliates
7.12	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of:
A	Borrowing Notice
B	[Reserved]
C	Term Note
D	Compliance Certificate
E	Assignment and Assumption
F	Form of Intercompany Note
G	[Reserved]
I-1	[Reserved]
J	[Reserved]
K	Solvency Certificate
L	Auction Procedures
M-1	U.S. Tax Compliance Certificate
M-2	U.S. Tax Compliance Certificate
M-3	U.S. Tax Compliance Certificate
M-4	U.S. Tax Compliance Certificate

v

This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified, the “Agreement”) is entered into as of January 29, 2021, among, inter alios, PIC AU HOLDINGS LLC, a Delaware limited liability company (the “Main Borrower”), PIC AU HOLDINGS CORPORATION, a Delaware corporation (the “Co-Borrower” and together with the Main Borrower, each, a “Borrower” and collectively, the “Borrowers”), Peabody Energy Corporation, a Delaware corporation (“Peabody”) (on a limited basis, to the extent of its obligations specifically set forth herein), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”) and JPMorgan Chase Bank, N.A. as administrative agent.

PRELIMINARY STATEMENTS

WHEREAS, Peabody, an indirect parent of the Borrowers, is party to that certain Credit Agreement, dated as of April 3, 2017, as amended by Amendment No. 1 to Credit Agreement, dated as of September 18, 2017, Amendment No. 2 to Credit Agreement, dated as of November 17, 2017, Amendment No. 3 to Credit Agreement, dated as of December 8, 2017, Amendment No. 4 to Credit Agreement, dated as of April 11, 2018, Amendment No. 5 to Credit Agreement, dated as of June 27, 2018, Technical Amendment to Credit Agreement, dated as of July 19, 2018, Amendment No. 6 to Credit Agreement, dated as of September 17, 2019, Amendment No. 7 to Credit Agreement, dated as of September 17, 2019, and Amendment No. 8 to Credit Agreement, dated as of the date hereof (“Amendment No. 8 to Existing Credit Agreement”), and from time to time further amended, supplemented, restated, amended and restated or otherwise modified, the “Existing Credit Agreement,” by and among Peabody, as the borrower, JPMorgan Chase Bank, N.A. as administrative agent, and the other lenders party thereto from time to time;

WHEREAS, (x) the Revolving Loans (under and as defined in the Existing Credit Agreement, the “Existing Revolving Loans”), exclusive of any fees, accrued interest, premiums and transaction expenses incurred in connection therewith, will be deemed paid in full by Peabody and (y) the Revolving Commitments (under and as defined in the Existing Credit Agreement, the “Existing Revolving Commitments”), will be deemed terminated by Peabody, in each case, simultaneously upon the effectiveness hereof; and

WHEREAS, the Lenders are willing to continue the extension of credit to certain Subsidiaries of Peabody, which are the Borrowers hereunder, in the form of the Term Loans on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accounting Change” means changes in accounting principles after the Closing Date required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Main Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agreed Security Principles” means those principles set forth on Schedule 1.01.

“Agreement” has the meaning specified in the introductory paragraph to this Agreement.

“Amendment No. 8 to Existing Credit Agreement” has the meaning specified in the preamble.

“Ancillary Fees” has the meaning specified in Section 10.01(i).

“Anti-Corruption Laws” has the meaning specified in Section 5.17.

“Applicable Percentage” means the percentage (carried out to the tenth decimal place) of the Term Loan Facility represented by the aggregate principal amount of such Lender’s Loans then outstanding. The initial Applicable Percentage of each Term Lender in respect of the Term Loan Facility as of the Closing Date is set forth opposite the name of such Term Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable.

“Applicable Premium” means the greater of (x) 1.00% and (y) the excess (if any) of (a) the sum of the present values of (i) the remaining scheduled payments of interest (excluding accrued but unpaid interest to the date of such prepayment) through January 30, 2023 and (ii) as of January 30, 2023, 105% on the amount of Loans to be prepaid, computed using a discount rate equal to the Treasury Rate as of such prepayment date (discounted to the prepayment date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months)) plus 50 basis points and (b) the outstanding principal amount of the Loans to be prepaid.

“Applicable Rate” means a percentage per annum equal to 10.00%; provided that the Applicable Rate in respect of any Class of Loans under any Refinancing Facility shall be the applicable percentage per annum set forth in the relevant agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means any Disposition or series of related Dispositions of property by the Borrowers or any of their Subsidiaries to any Person; provided, that “Asset Sale” shall exclude (x) the sale or discount of accounts receivable by Wilpinjong and its Subsidiaries arising in the ordinary course of business in connection with the compromise or collection thereof and (y) operating leases or Financing Leases entered into by Wilpinjong and its Subsidiaries in the ordinary course of business while engaged in a Similar Business.

“Asset Sale Sweep Provision” has the meaning specified in Section 2.05(e).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b), and accepted by the Administrative Agent) in substantially the form of Exhibit E or any other form approved by the Administrative Agent, in accordance with Section 10.06(b).

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Auction” has the meaning specified in Section 2.19(a).

“Auction Manager” has the meaning specified in Section 2.19(a).

“Auction Procedures” means the procedures for conducting any Auction set forth on Exhibit L, subject to modification as mutually determined by the Main Borrower and the Auction Manager and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the borrowing of Term Loans as provided for herein.

“Borrowing Notice” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capital Expenditure” means any expenditure that, in accordance with GAAP, is or should be included in “purchase of property and equipment” or similar items, or which should otherwise be capitalized, reflected in the consolidated statement of cash flows of the Borrowers and their Subsidiaries; provided that Capital Expenditure shall not include any expenditure (i) for replacements and substitutions for fixed assets, capital assets or equipment to the extent made with Net Insurance/Condemnation Proceeds invested pursuant to Section 2.05(h) or with Net Proceeds invested pursuant to Section 2.05(e) or (ii) an Investment permitted under Section 7.02.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing, but excluding any securities convertible into or exchangeable for shares of Capital Stock.

“Cash Equivalents” means

(a)	U.S. Government Obligations or certificates representing an ownership interest in U.S. Government Obligations with maturities not exceeding two years from the date of acquisition,

(b)

(i) demand deposits, (ii) time deposits and certificates of deposit with maturities of two years or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding two years from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of the United States or any state thereof (including any branch of a foreign bank licensed under any such laws) having capital, surplus and undivided profits in excess of $250,000,000 (or the foreign currency equivalent thereof) whose short-term debt is rated A-2 or higher by S&P or P-2 or higher by Moody’s,

(c)	commercial paper maturing within 364 days from the date of acquisition thereof and having, at such date of acquisition, ratings of at least A-1 by S&P or P-1 by Moody’s,

(d)

readily marketable direct obligations issued by any state, commonwealth or territory of the U.S. or any political subdivision thereof, in each case rated at least A-1 by S&P or P-1 by Moody’s with maturities not exceeding one year from the date of acquisition,

(e)

bonds, debentures, notes or other obligations with maturities not exceeding two years from the date of acquisition issued by any corporation, partnership, limited liability company or similar entity whose long-term unsecured debt has a credit rate of A2 or better by Moody’s and A or better by S&P;

(f)

investment funds at least 95% of the assets of which consist of investments of the type described in clauses (a) through (e) above (determined without regard to the maturity and duration limits for such investments set forth in such clauses, provided that the weighted average maturity of all investments held by any such fund is two years or less),

(g)

fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and

(h)

in the case of a Subsidiary that is a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Cash Management Agreement” means any agreement evidencing Cash Management Obligations.

“Cash Management Bank” means any Person that (a) at the time it enters into a Cash Management Agreement, is a Lender, the Administrative Agent, or an Affiliate of any of the foregoing or (b) becomes a Lender, the Administrative Agent, or an Affiliate of any of the foregoing at any time after it has entered into a Cash Management Agreement.

“Cash Management Obligations” means any and all obligations of the Borrowers or any Subsidiary arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from the deposit accounts of the Borrowers and/or any Subsidiary, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, (c) any other treasury, deposit, disbursement, overdraft, and cash management services afforded to the Borrowers or any Subsidiary, and (d) stored value card, commercial credit card and merchant card services.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request or directive (whether or not having the force of law) by any Governmental Authority required to be complied with by any Lender. For purposes of this definition, (x) the Dodd-Frank Act and any rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been adopted, issued, promulgated or implemented after the Closing Date, but shall be included as a Change in Law only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy and other requirements similar to those described in Sections 3.04(a) and (b) generally on other similarly situated borrowers of loans under United States credit facilities.

“Change of Control” means:

(a) an event or series of events by which any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act), directly or indirectly, of 35% or more of the equity securities of either Borrower entitled to vote for members of the board of directors or equivalent governing body of either Borrower or direct or indirect parent thereof on a fully-diluted basis;

(b) individuals who on the Closing Date constituted the directors (or equivalent) or other governing body (“Existing Board”) of either Borrower or direct or indirect parent thereof, together with any new directors or equivalent whose election by the Existing Board or whose nomination for election by the holders of the Voting Stock of any of such entities was approved by a majority of the Existing Board then still in office who were either directors or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the directors (or equivalent) or other governing body of any of such entities then in office;

(c) a “Change of Control” as defined in the Priority Lien Notes Indenture, in each case, as amended, restated, modified, replaced, or refinanced from time to time;

(d) the failure of the Main Borrower to own 100% of the Capital Stock of PIC Acquisition;

(e) the failure of Peabody Investments Corp. to own 100% of the Capital Stock of the Borrowers; or

(f) the failure of PIC Acquisition to own 100% of the Capital Stock of Wilpinjong Opco.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Term Lenders and (b) Refinancing Facility Lenders in respect of each applicable series of Refinancing Loans and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans and (b) each series of Refinancing Loans.

“Closing Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01 and the Term Loans are deemed made.

“Closing Date Revolver Payment” shall mean the cash paydown of Existing Revolving Loans in the aggregate amount of $10,000,000.

“Co-Borrower” has the meaning specified in the preamble.

“Code” means the Internal Revenue Code of 1986, as amended from time to time (unless as indicated otherwise).

“Collateral” means, collectively all of the real, personal and mixed property, including Equity Interests, in which Liens are purported to be granted pursuant to the Security Documents as security for all or any part of the Obligations (subject to exceptions contained in the Security Documents), in each case excluding any Excluded Assets.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Administrative Agent that provides information with respect to the personal or mixed property of each Loan Party.

“Collateral Trust Agreement” means the Collateral Trust Agreement, dated the Closing Date, among the Borrowers, the Collateral Trustee and the other parties party thereto from time to time, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Collateral Trustee” means Wilmington Trust, National Association and its successors and assigns as Priority Collateral Trustee and as Junior Collateral Trustee pursuant to the Collateral Trust Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated Capital Expenditures” means, for any period, the aggregate of all Capital Expenditures of the Borrowers and their Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, as of the last day of any period, Consolidated Net Income for such period plus, without duplication, for such period (i) Fixed Charges, to the extent deducted in calculating Consolidated Net Income, (ii) to the extent deducted in calculating Consolidated Net Income and as determined on a consolidated basis for the Main Borrower and its Subsidiaries in conformity with GAAP (and without duplication): (a) the provision for Taxes based on income, profits or capital, including, without limitation, franchise and similar Taxes, plus (b) depreciation, depletion, amortization (including, without limitation, amortization of intangibles, deferred financing fees and any amortization included in pension or other employee benefit expenses) and all other non-cash items reducing Consolidated Net Income (including, without limitation, write-downs and impairment of property, plant, equipment and intangibles and other long-lived assets and the impact of purchase accounting) but excluding, in each case, non-cash charges in a period which reflect cash expenses paid or to be paid in another period), plus (c) any expenses, costs, or charges related to any Investment permitted under Section 7.02, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful); plus (d) [reserved], plus (e) all non-cash charges and expenses, including start-up and transition costs, business optimization expenses and other non-cash restructuring charges; plus (f) the non-cash portion of “straight-line” rent expense; plus (g) non-cash compensation expense or other non-cash expenses or charges arising from the granting of stock options, the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation rights or similar arrangements); plus (h) any debt extinguishment costs; plus (i) accretion of asset retirement obligations in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic No. 410, Asset Retirement and Environmental Obligations, and any similar accounting in prior periods; plus (j) net after-tax losses attributable to Asset Sales, and net after-tax extraordinary losses; plus (k) (A) mark-to-market gains (and less any mark-to-market losses) relating to any Hedging Agreements permitted hereunder and (B) any mark-to-market losses attributed to short positions in any actual or synthetic forward sales contracts relating to coal or any other similar device or instrument or other instrument classified as a “derivative” pursuant to FASB ASC Topic No. 815, Derivatives and Hedging; plus (l) commissions, premiums, discounts, fees or other charges relating to performance bonds, bid bonds, appeal bonds, surety bonds, reclamation and completion guarantees and other similar obligations; plus (m) Transaction Costs; provided that, with respect to any Subsidiary, such items will be added only to the extent and in the same proportion that the relevant Subsidiary’s net income was included in calculating Consolidated Net Income; minus (i) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (a) and (b) of this clause (i) increased such Consolidated Net Income for the respective period for which Consolidated EBITDA is being determined): (a) non-cash items increasing Consolidated Net Income for such period (but excluding any such items in respect of which cash was received in a prior period or will be received in a future period or which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period); (b) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense; and (c) net after-tax gains attributable to asset sales, and net after-tax extraordinary gains.

“Consolidated Net Income” means, for any period, the net income (or loss) attributable to Main Borrower and its Subsidiaries for that period, on a consolidated basis, determined in accordance with GAAP, excluding, without duplication, (a) noncash compensation expenses related to common stock and other equity securities issued to employees of the Borrowers and their Subsidiaries, (b) extraordinary or non-recurring gains and losses, (c) income or losses from discontinued operations or disposal of discontinued operations (including any reclamation or disposal obligations), (d) any non-cash impairment charges or asset write-off, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, (e) net unrealized gains or losses resulting in such period from non-cash foreign currency remeasurement gains or losses, (f) net unrealized gains or losses resulting in such period from the application FASB ASC 815 Derivatives and Hedging, in each case, for such period, (g) non-cash charges including non-cash charges due to cumulative effects of changes in accounting principles, and (h) any net income (or loss) of Main Borrower or a Subsidiary for such period that is accounted for by the equity method of accounting to the extent included therein, except to the extent that any such income is received in the form of cash dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the Main Borrower or a Subsidiary thereof in respect of such period.

“Consolidated Net Tangible Assets” means, as of any particular time, the total of all the assets appearing on the most recent consolidated balance sheet prepared in accordance with GAAP of the Main Borrower and the Subsidiaries as of the end of the last fiscal quarter for which financial information is available (less applicable reserves and other properly deductible items) after deducting from such amount (i) all current liabilities, including current maturities of long-term debt and current maturities of obligations under capital leases (other than any portion thereof maturing after, or renewable or extendable at the option of Main Borrower or the relevant Subsidiary beyond, twelve months from the date of determination); and (ii) the total of the net book values of all assets of Main Borrower and its Subsidiaries properly classified as intangible assets under GAAP (including goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets).

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. A Person shall be presumed to “Control” another Person if (A) the first Person either (i) is the Beneficial Owner, directly or indirectly, of 35% or more of the total voting power of the Voting Stock of such specified Person or (ii) is the Beneficial Owner, directly or indirectly, of 10% or more of the total voting power of the Voting Stock of such specified Person, or (B) if the specified Person is a limited liability company, the first Person is the managing member. “Controlling” and “Controlled” have meanings correlative thereto. For purposes of this definition, “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock purchase agreement, merger agreement, amalgamation agreement, arrangement agreement or similar agreement until consummation of the transactions or, as applicable, series of related transactions contemplated thereby.

“Controlled Subsidiary” means, with respect to any consent, waiver or right to terminate or accelerate the obligations under a Contract, any Subsidiary that any Borrower directly or indirectly Controls for purposes of the provision of such consent, waiver or exercise of such right to terminate or accelerate the obligations under such Contract.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, including the Corporations Act 2001 (Cth) in Australia.

“Declined Proceeds” has the meaning specified in Section 2.05(n).

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to outstanding principal of and interest on the Loans, an interest rate equal to the (i) Applicable Rate plus (ii) 2% per annum.

“Defaulting Lender” means any Lender that (a) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, (b) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (c) has become the subject of a Bail-In Action. A Lender that has become a Defaulting Lender because of an event referenced in this definition may cure such status and shall no longer constitute a Defaulting Lender as provided in the last paragraph of Section 2.18.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) in one transaction or in a series of transactions, and whether effected pursuant to a division or otherwise, of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interest” means Equity Interests that by their terms (or by the terms of any security into which such Equity Interests are convertible, or for which such Equity Interests are exchangeable, in each case at the option of the holder thereof) or upon the happening of any event (i) mature or are mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or are required to be redeemed or redeemable at the option of the holder for consideration other than Qualified Equity Interests, or (ii) are convertible at the option of the holder into Disqualified Equity Interests or exchangeable for Indebtedness, in each case of clauses (i) and (ii) prior to the date that is 91 days after the final Maturity Date hereunder, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations.

“Disqualified Institution” means (i) any financial institutions, competitors and entities identified by the Main Borrower to the Administrative Agent by name in writing on or prior to the Closing Date in consultation with the Administrative Agent, (ii) any competitors of the Borrowers or any of their Subsidiaries to the extent such competitors (A) did not operate in the markets that the Borrowers and their Subsidiaries serve as of the Closing Date and (B) are identified by the Main Borrower to the Administrative Agent and Lenders by name in writing and upon three (3) Business Days’ notice and (iii) affiliates of the foregoing that are readily identifiable solely on the basis of similarity of their names; provided that (x) “Disqualified Institutions” shall not include (i) any bona fide diversified debt fund or a diversified investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in, acquiring or trading commercial loans, bonds and similar extensions of credit in the ordinary course or (ii) any Consenting Noteholders (as defined in the Transaction Support Agreement) or their easily identifiable Affiliates; (y) the Administrative Agent shall have no responsibility for monitoring compliance with any provisions of this Agreement with respect to Disqualified Institutions and (z) updates to the Disqualified Lender schedule shall not retroactively invalidate or otherwise affect any (A) assignments or participations made to, (B) any trades entered into with or (C) information provided to any Person, in each case, before it was designated as a Disqualified Institution. It is acknowledged and agreed by the Borrowers that the identity of Disqualified Institutions will be made available to the Lenders by the Administrative Agent.

“Dodd-Frank Act” means the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollar” and “$” mean lawful money of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (v) the Borrowers, solely pursuant to and in accordance with Sections 2.19 and 2.20; provided further that no Defaulting Lender or Disqualified Institution shall be an Eligible Assignee.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all applicable current and future federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions or common law causes of action relating to (a) protection of the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface, water, ground water, or land, (b) human health as affected by Hazardous Materials, and (c) mining operations and activities to the extent relating to environmental protection or reclamation, including the Surface Mining Control and Reclamation Act, provided that “Environmental Laws” do not include any laws relating to worker or retiree benefits, including benefits arising out of occupational diseases.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permits” means any and all permits, licenses, registrations, notifications, exemptions and any other authorization required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination (but excluding any debt security that is convertible into, or exchangeable for, Equity Interests).

“Equity Offering” means an offer and sale of Qualified Equity Interests of the Main Borrower after the Closing Date other than (i) an issuance registered on Form S-4 or S-8 or any successor thereto or any issuance pursuant to employee benefit plans or otherwise relating to compensation to officers, directors or employees and (ii) issuances to the Main Borrower or any Subsidiary of the Main Borrower.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrowers within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the failure to meet the minimum funding standards of Sections 412 or 430 of the Code or Sections 302 or 303 of ERISA with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA) or the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (as defined in Section 430 of the Code or Section 303 of ERISA); (d) a determination that any Multiemployer Plan is, or is expected to be, in “critical” or “endangered” status under Section 432 of the Code or Section 305 of ERISA; (e) a withdrawal by any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent; (g) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (h) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) receipt from the IRS of notice of the failure of any Pension Plan (or any other Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; (k) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Pension Plan; or (l) the occurrence of any Foreign Plan Event.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount (if positive) equal to, without duplication, the amount for such period, as reflected in Main Borrower’s and its Subsidiaries’ consolidated cash flow statement for the relevant period, of net cash provided by/used in operating activities (as determined in accordance with GAAP);

minus

the sum, without duplication, of the amounts for such period paid from Internally Generated Cash of:

(1)	scheduled repayments of Indebtedness for borrowed money (excluding repayments of revolving loans except to the extent the applicable revolving commitments are permanently reduced in connection with such repayments) and scheduled repayments of Capital Lease Obligations (excluding any Interest Expense portion thereof),

(2)	total Consolidated Capital Expenditures; provided that total Consolidated Capital Expenditures shall not exceed $25,000,000 per calendar year beginning with the calendar year 2022,

(3)	other Investments permitted pursuant to Section 7.02 (other than clauses (a) and (k) of Section 7.02),

(4)	[reserved],

(5)	[reserved], and

(6)	scheduled governmental coal lease expenditures.

As used in clause (1) above, “scheduled repayments of Indebtedness” does not include (x) repurchases of Term Loans pursuant to Sections 2.19 or 2.20 and (y) repayments of Loans made with the cash proceeds of any Permitted Refinancing Indebtedness.

“Excess Cash Flow Period” means (i) initially, the period commencing on February 1, 2021 and ending on June 30, 2021 and (ii) each six-month period ending on every June 30 and December 31 of the calendar year thereafter.

“Excess Proceeds” has the meaning specified in Section 2.05(e).

“Excluded Assets” (a) any asset to the extent and for so long as the granting of a security interest therein in favor of the Secured Parties would be prohibited by any applicable Requirement of Law (other than any Organizational Document) (except to the extent such prohibition is unenforceable after giving effect to applicable anti-assignment provisions of the UCC or any other applicable Law, other than proceeds thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibitions);

(b) those assets with respect to which, in the reasonable judgment of the Administrative Agent and the Main Borrower, the costs of obtaining or perfecting such a security interest are excessive in relation to the benefits to be obtained by the Secured Parties therefrom; and

(c) any asset to the extent and for so long as the granting of a security interest therein or would result in materially adverse tax consequences to the Borrowers or their Subsidiaries as reasonably determined by the Borrowers in good faith and in consultation with the Administrative Agent;

provided that (i) the Collateral shall include the replacements, substitutions and proceeds of any of the foregoing unless such replacements, substitutions or proceeds also constitute Excluded Assets and (ii) in no event shall the following constitute Excluded Assets: (x) the Equity Interests issued by PIC Acquisition, and (y) any debt obligations owed by any Borrower or any of its Subsidiaries to any Borrower or, if PIC Acquisition shall become a Guarantor, PIC Acquisition.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) branch profits Taxes or Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), in each case imposed (i) as a result of the Administrative Agent or such Lender (or such other recipient) being organized under the laws of, or having its principal office in or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) other than in the case of an assignee pursuant to a request by the Main Borrower under Section 3.06, any withholding Tax that is imposed on amounts payable to a Lender under the law applicable at the time such Lender acquires an interest in a Loan (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of the designation of a new Lending Office (or assignment) to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 3.01(a), (c) Taxes attributable to such Lender’s failure or inability to comply with Section 3.01(e) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified in the preamble.

“Existing Lien” has the meaning specified in Section 10.01(i).

“Existing Revolving Loans” has the meaning specified in the preamble.

“Existing Revolving Commitment” has the meaning specified in the preamble.

“Facility” means the Term Loan Facility and/or any Refinancing Facility, as the context may require.

“Fair Market Value” means, with respect to any property, the price that could be negotiated in an arm’s-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction, or, where the price is established by an existing contract, the contract price. Fair Market Value shall be determined, except as otherwise provided, (a) if such property has a reasonably estimated Fair Market Value equal to or less than $5,000,000, by any Responsible Officer of the Main Borrower; or (b) if such property has a reasonably estimated Fair Market Value in excess of $5,000,000, by at least a majority of the disinterested members of the board of directors of the Main Borrower and evidenced by a resolution of the board of directors delivered to the Administrative Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter by and among the Administrative Agent and the Borrowers.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be accounted for as a finance lease.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien ranks first in priority to all other Liens, other than Liens permitted under clauses (c), (d), (e), (f), (g), (p), (s), (t) (solely to the extent such Lien is pari passu with the Liens securing the Obligations and is subject to the Collateral Trust Agreement) and (w) (solely to the extent such Lien is pari passu with the Liens securing the Obligations and is subject to the Collateral Trust Agreement) of Section 7.01.

“Fixed Charges” means, with respect to any specified Person for any period, the sum of:

(1) Interest Expense for such period; and

(2) the product of

(a) cash and non-cash dividends paid, declared, accrued or accumulated on any Disqualified Equity Interests of the Borrowers or any Preferred Stock of a Subsidiary, except for dividends payable in the Borrowers’ Qualified Equity Interests or paid to any Borrower or to a Subsidiary; and

(b) a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Borrowers and their Subsidiaries.

“Foreign Lender” means any Lender that is not a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party or any of their respective Subsidiaries with respect to employees employed outside the United States and paid through a non-United States payroll.

“Foreign Plan Event” means, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, within the time permitted by Law for such contributions or payments, (c) the receipt of a notice from a Governmental Authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability by any Loan Party under applicable Law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein, in each case, which could reasonably be expected to have a Material Adverse Effect, or (e) the occurrence of any transaction with respect to a Foreign Plan that is prohibited under any applicable Law and that could reasonably be expected to result in the incurrence of any liability by any Loan Party, or the imposition on any Loan Party of any fine, excise tax or penalty with respect to a Foreign Plan resulting from any noncompliance with any applicable Law, in each case which could reasonably be expected to have a Material Adverse Effect.

“Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any State thereof or the District of Columbia and any Subsidiary thereof.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent;

(1) in respect of borrowed money or advances; or

(2) evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) or, without duplication, reimbursement agreements in respect thereof.

For the avoidance of doubt, “Funded Debt” shall not include Cash Management Obligations.

“GAAP” means generally accepted accounting principles, which are applicable to the circumstances as of the date of determination. The sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States, are set forth in the Financial Accounting Standards Board’s Accounting Standards Codification.

“Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Grantor” has the meaning specified in the Collateral Trust Agreement.

“Guarantee” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to the extent the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation in order to induce the creation of such obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, reimbursement obligations under letters of credit and any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee obligation shall not include (i) indemnification or reimbursement obligations under or in respect of Surety Bonds, (ii) ordinary course performance guarantees by any Loan Party of the obligations (other than for the payment of borrowed money) of any other Loan Party and (iii) endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Main Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means any Subsidiary of the Borrowers whether now owned or hereafter formed or acquired; provided that such term shall not include (a) any Subsidiary that, in the good faith reasonable business judgment of Peabody, is prohibited by the terms of any Contractual Obligation (excluding pursuant to any Organizational Documents of or shareholders agreement or similar agreement applicable to such Subsidiary, unless such prohibition is with respect to a Joint Venture, any Investment in which is made pursuant to Section 7.02(m)) from guaranteeing the Secured Obligations or any other obligations or liabilities guaranteed pursuant to the terms of a Guaranty (it being understood that, for purposes of this definition, the terms of any Contractual Obligation shall be deemed to prohibit such Guarantee if it would constitute a breach or default under or result in another Person (other than any Borrower or any Controlled Subsidiary, or the Administrative Agent or the Lenders in their respective capacities as such) having a right to terminate or require the consent of any Person (other than any Borrower or any Controlled Subsidiary, or the Administrative Agent or the Lenders in their respective capacities as such) under the security, agreement, instrument or other undertaking giving rise to such Contractual Obligation); provided further, that such Contractual Obligation is not and was not created in contemplation of this definition, and provided further, that this clause (a) shall not be deemed to exclude (or release) any Subsidiary which is a Guarantor in the case of a disposition of a portion of the Equity Interests in such Guarantor as a result of (i) the disposition or issuance of Equity Interests of such Subsidiary in either case to an Affiliate that is not any Borrower or a Subsidiary, (ii) any transaction entered into primarily in contemplation of such Subsidiary’s ceasing to constitute a Loan Party or (iii) the disposition or issuance of Equity Interests of such Subsidiary for materially less than the fair market value of such shares as reasonably determined by the Main

Borrower or (b) any Subsidiary where a guarantee from such Subsidiary would result in a materially adverse tax consequence to Peabody and its Subsidiaries as determined in the good faith reasonable business judgment of the Main Borrower. There are no Guarantors as of the Closing Date.

“Guaranty” means a guaranty agreement in favor of the Administrative Agent and the Secured Parties, in form and substance satisfactory to the Administrative Agent and the Lenders, including any supplement, accession, assumption or joinder thereto, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (i) any explosive or radioactive substances or wastes and (ii) any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under, or that could reasonably be expected to give rise to liability under, any applicable Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls, urea-formaldehyde insulation, gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization residue.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement, interest rate future agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against or mitigate interest rate risk, (ii) any foreign exchange forward contract, currency swap agreement, futures contract, option contract, synthetic cap or other agreement or arrangement designed to protect against or mitigate foreign exchange risk or (iii) any commodity or raw material, including coal, futures contract, commodity hedge agreement, option agreement, any actual or synthetic forward sale contract or other similar device or instrument or any other agreement designed to protect against or mitigate raw material price risk (which shall for the avoidance of doubt include any forward purchase and sale of coal for which full or partial payment is required or received).

“Hedging Obligations” means all debts, liabilities and obligations of the Borrowers or any Subsidiary in respect of any Hedging Agreement.

“Hedging Termination Value” means, in respect of any one or more Hedging Agreement, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender, the Administrative Agent or any Affiliate of a Lender or the Administrative Agent) (it being understood that any such termination values and marked-to-market values shall take into account any assets posted as collateral or security for the benefit of a party to the Hedging Agreement).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable Laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable Laws now allow.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments (other than any obligations in respect of performance bonds bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees, bank guarantees and similar obligations under any Mining Law or Environmental Law or with respect to worker’s compensation benefits);

(b) all obligations of such Person arising under letters of credit, bankers’ acceptances or similar instruments issued for the account of such Person (solely to the extent such letters of credit, bankers’ acceptances or other similar instruments have been drawn and remain unreimbursed);

(c) net obligations of such Person under any Hedging Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable and accrued expenses incurred in the ordinary course of business, (ii) obligations under governmental coal leases, (iii) obligations under coal leases which may be terminated at the discretion of the lessee and (iv) obligations for take-or-pay arrangements);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations; and

(g) all Guarantees of such Person in respect of any of the foregoing Indebtedness of any other Person to the extent so Guaranteed (but excluding any performance and completion Guarantees of such Person);

provided that in no event shall Indebtedness include (i) asset retirement obligations or (ii) obligations (other than obligations with respect to Indebtedness for borrowed money or other Indebtedness evidenced by loan agreements, bonds, notes or debentures or similar instruments or letters of credit (solely to the extent such letters of credit or other similar instruments have been drawn and remain unreimbursed) (or, without duplication, reimbursement agreements in respect thereof)) related to surface rights under an agreement for the acquisition of surface rights for the production of coal reserves in the ordinary course of business in a manner consistent with historical practice of the Borrowers and their Subsidiaries.

The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date. The amount of any Indebtedness issued with original issue discount shall be deemed to be the face amount of such

Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The amount of any indebtedness of a Joint Venture secured by a Lien on property owned or being purchased by the Main Borrower or its Subsidiaries as of any date shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the indebtedness that is secured by such Lien and (b) the maximum amount for which the Main Borrower or its Subsidiaries may be liable (which may be determined with reference to the fair market value of the property securing such indebtedness as reasonably determined by the Main Borrower in good faith) pursuant to the terms of such indebtedness. Except as set forth in the sentence immediately above, the amount of indebtedness of any Joint Venture, which is attributable to the Main Borrower or any Subsidiary shall be deemed to equal the amount of indebtedness that would be attributable to the Main Borrower or any Subsidiary in accordance with GAAP.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Expense” means, for any period, the consolidated interest expense (net of any interest income) of Main Borrower and its Subsidiaries, plus, to the extent not included in such consolidated interest expense, and to the extent incurred, accrued or payable by Main Borrower or its Subsidiaries, without duplication, (i) interest expense attributable to Financing Leases, (ii) amortization of debt discount and debt issuance costs, (iii) capitalized interest, (iv) non-cash interest expense, (v) any of the above expenses with respect to Indebtedness of another Person Guaranteed by Main Borrower or any of its Subsidiaries and (vi) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by Main Borrower or any Subsidiary in connection with a receivables financing permitted hereunder, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by Main Borrower or any Subsidiary under any receivables financing, but excluding (a) amortization of deferred financing charges incurred in respect of the Priority Lien Notes, the Loans, and any Indebtedness described in clause (a) of the definition thereof, and (b) the write off of any deferred financing fees or debt discount, all as determined on a consolidated basis and in accordance with GAAP. Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to any related interest rate Hedging Agreement permitted hereunder.

“Interest Payment Date” means the last Business Day of each March, June, September and December and the Maturity Date.

“Internally Generated Cash” means, with respect to any period, any cash of Main Borrower or any Subsidiary generated during such period, excluding Net Proceeds and any cash that is generated from the incurrence of Indebtedness, or issuance of Equity Interests or a capital contribution.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance (excluding intercompany liabilities incurred in the ordinary course of business in connection with the cash management operations of any Borrower and its Subsidiaries) or capital contribution to, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be (i) the amount actually invested, as determined immediately prior to the time of each such Investment, without adjustment for subsequent increases or decreases in the value of such Investment minus (ii) the amount of dividends or distributions received in connection with such Investment and any return of capital and any payment of principal received in respect of such Investment that in each case is received in cash or Cash Equivalents.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person in which any Subsidiary holds an ownership interest (a) that is not a Subsidiary and (b) of which such Subsidiary is a general partner or a joint venturer.

“Junior Collateral Trustee” means Wilmington Trust, National Association, in its capacity as junior collateral trustee pursuant to the Collateral Trust Agreement, together with its successors and assigns in such capacity.

“Junior Lien Cap” means the amount of Indebtedness that may be incurred by Peabody under the Peabody L/C Agreement and each other Priority Lien Document that is pari passu with the Liens and Obligations and subject to the Collateral Trust Agreement (each as defined in the Peabody L/C Agreement) or such lesser amount of such Indebtedness that is permitted to be outstanding as of the date of any determination under any Priority Lien Document (as defined in the Peabody L/C Agreement).

“Junior Lien Indebtedness” means Funded Debt of Peabody, so long as such notes or facility is secured by a Lien on Collateral granted to the Junior Collateral Trustee, at any time, upon any property of the Loan Parties permitted to be so secured under each applicable Secured Debt Document; provided, that all relevant requirements set forth in the Collateral Trust Agreement are complied with.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, regulations, ordinances, codes, and determinations of arbitrators or courts or other Governmental Authorities, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” has the meaning specified in the introductory paragraph hereto and includes any (a) Term Lender and (b) Refinancing Facility Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Main Borrower and the Administrative Agent.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Liquidity Amount” means, with respect to Wilpinjong Opco and its Subsidiaries on a consolidated basis as of such date of determination the amount of unrestricted cash and Cash Equivalents.

“Loan” means a deemed extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan or Refinancing Loan.

“Loan Documents” means this Agreement, the Collateral Trust Agreement, the Fee Letter, the Guaranty, and each Security Document.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“Management Services Agreement” means, collectively, (i) the Management Services Agreement, dated as of August 4, 2020, by and between Peabody Investments Corp. and each of the Client Companies (as defined therein) listed on the signature page thereto and (ii) the Management Services Agreement, dated as August 4, 2020, by and between Peabody Energy Australia Pty Ltd and each of the Client Companies (as defined therein) listed on the signature page thereto, in each case, as amended, modified or replaced from time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Borrowers and their Subsidiaries than those in effect on the Closing Date.

“LTM EBITDA” means, as applicable, the total Consolidated EBITDA for Main Borrower and its Subsidiaries for an LTM Period.

“LTM Period” means, with respect to any 12-month measurement period, the most recently completed four consecutive fiscal quarters of Main Borrower and its Subsidiaries, ending as of the last day of the most recently completed fiscal quarter for which internal financial statements are available and considered as one period.

“Main Borrower” has the meaning specified in the preamble.

“Material Adverse Effect” means a material adverse effect upon (a) the business, assets, operations, property or condition (financial or otherwise) of the Borrowers and their Subsidiaries taken as a whole, (b) the ability of the Borrowers and the Guarantors, taken as a whole, to perform their payment obligations under this Agreement or the Guaranty or (c) the validity or enforceability of this or any of the other Loan Documents or the rights or remedies of the Administrative Agent, the Priority Collateral Trustee, or the Lenders hereunder or thereunder.

“Maturity Date” means December 31, 2024 (and, with respect to a Refinancing Facility, the date on which such Facility shall become due and payable in full hereunder, as specified in the applicable amendment hereto); provided, however, that, if such date is not a Business Day, the Maturity Date shall be the preceding Business Day.

“Maximum Exchange Amount” means the least of (i) the sum of the aggregate principal amount of Priority Lien Notes outstanding at any time plus accrued and unpaid interest up to that time and the aggregate outstanding amount of Term Loans at any time plus accrued and unpaid interest up to that time, (ii) the maximum amount of Restricted Payments (as defined in the Peabody Existing Indenture), if any, that Peabody may be permitted under the Peabody Existing Indenture to utilize to exchange Indebtedness in the form of Peabody Exchange Term Loans pursuant to the Wilpinjong Mandatory Offer and for the requirement to offer to exchange Priority Lien Notes into Peabody 2024 Notes pursuant to the Priority Lien Indenture, in each case as of any date of determination, (iii) to the extent the Wilpinjong Mandatory Offer may result in any Lien (as defined in the Peabody Existing Indenture), the maximum amount of Permitted Liens (as defined in the Peabody Existing Indenture) that may take the form of any such Lien and (iv) the maximum amount of Investments (as defined in the Existing Credit Agreement), if any, that Peabody may be permitted under the Peabody Existing Indenture to utilize to exchange Indebtedness in the form of Peabody Exchange Term Loans pursuant to the Wilpinjong Mandatory Offer and for the requirement to offer to exchange Priority Lien Notes into Peabody 2024 Notes pursuant to the Priority Lien Indenture, in each case as of any date of determination.

“Mine” means any excavation or opening into the earth in the United States now and hereafter made from which coal or other minerals are or can be extracted on or from any of the Real Properties, together with access and other rights appurtenant thereto, and all tangible property located on, in, or under all or any part of such Real Property that is used or useful in connection with Mining Operations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by any Borrower or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of any Borrower or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Borrower or any of its Subsidiaries in connection with the adjustment or settlement of any claims of any Borrower or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Net Proceeds” means, with respect to any Disposition pursuant to 7.05(k), the sum of (a) cash and Cash Equivalents actually received by any Borrower or any Subsidiary in connection with such Disposition (including any cash received by way of deferred payment (excluding, for avoidance of doubt, royalty payments customary in the mining industry) pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (b) solely with respect to Dispositions of assets not constituting Collateral, the sum of (i) (A) the principal amount, premium or penalty, if any, interest and other amounts of any Indebtedness that is secured by such asset and that is required to be repaid in connection with such Disposition (other than Indebtedness under the Loan Documents or other Priority Lien Obligations) or (B) any other required debt payments or required payments of other obligations relating to the Disposition, in each case, with the proceeds thereof, (ii) the reasonable or customary out-of-pocket fees and expenses incurred by any Borrower or its Subsidiaries in connection with such Disposition (including attorneys’ fees, accountants’ fees, investment banking fees, real property related fees and charges and brokerage and consultant fees), (iii) all Taxes required to be paid or accrued or reasonably estimated to be required to be paid or accrued as a result thereof, (iv) in the case of any Disposition by a non-wholly-owned Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iv)) attributable to minority or other third party interests and not available for distribution to or for the account of any Borrower or a wholly-owned Subsidiary as a result thereof and (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (x) related to any of the applicable assets and (y) retained by any Borrower or any Subsidiary including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Disposition occurring on the date of such reduction).

“Note” means a promissory note made by the Borrowers in favor of a Lender and its registered assigns evidencing Term Loans made by such Lender, substantially in the form of Exhibit C.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations” means (i) all advances to, and debts, liabilities and obligations (other than, for the avoidance of doubt, Cash Management Obligations) of, any Loan Party arising under any

Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and (ii) any TSA Obligations owing to any Secured Party.

“Open Market Purchase” has the meaning specified in Section 2.20(a).

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-US jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, Taxes imposed as a result of a present or former connection between such party and the jurisdiction imposing such Tax (other than connections arising solely from the Administrative Agent or such Lender (or such other recipient) having executed, delivered, become a party to, or performed its obligations or received a payment under, or enforced, received or perfected a security interest under, or engaged in any other transaction pursuant to this Agreement, any Note or any other Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, intangible, recording, filing, or documentary taxes or any other similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, from the receipt or perfection of a security interest under or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment pursuant to Section 10.13).

“Outstanding Amount” means with respect to Term Loans and Refinancing Loans, as the context may require, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Term Loans or Refinancing Loans, as applicable, occurring on such date.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56), as amended.

“Payment in Full” means, the time at which no Lender shall have any Loan or other Obligations unpaid, unsatisfied or outstanding (other than in respect of contingent obligations, indemnities and expenses related thereto that are not then payable or in existence).

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any successor thereto.

“Peabody” has the meaning specified in the preamble.

“Peabody 2024 Notes” means the 8.500% senior secured notes due 2024 issued by Peabody.

“Peabody 2024 Notes Indenture” means that certain indenture, dated as of the Closing Date, between Peabody, as issuer and Wilmington Trust, National Association, as trustee, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Peabody Exchange Term Loans” means term loans to be issued under the Peabody L/C Agreement, which term loans shall have substantially the same events of defaults and covenants benefitting the Lenders (as defined in the Peabody L/C Agreement) in effect immediately prior to the issuance of the applicable Peabody Exchange Term Loans; provided that (i) interest on the Peabody Exchange Term Loans shall accrue at the rate of interest applicable to the L/C Borrowings (as defined in the Peabody L/C Agreement) and (ii) the Peabody Exchange Term Loans shall be entitled to its ratable share of proceeds of asset sales, casualty events, debt incurrence and equity infusions or similar mandatory prepayment events benefitting any other holder of Junior Lien Indebtedness based on the outstanding aggregate principal amount of the Peabody Exchange Term Loans and the outstanding aggregate principal amount of Junior Lien Indebtedness (including the Peabody Exchange Term Loans) entitled to the applicable mandatory prepayment.

“Peabody Existing Indenture” means, the Indenture, dated as of February 15, 2017, by and between Peabody Securities Finance Corporation, a Delaware corporation (“PSFC”), and Wilmington Trust, National Association, as trustee (in such capacity, the “Peabody Existing Trustee”), as amended, modified or otherwise supplemented by (i) that certain supplemental indenture, dated as of April 3, 2017, among Peabody, PSFC, the subsidiary guarantors party thereto and the Peabody Existing Trustee, (ii) that certain supplemental indenture, dated as of May 7, 2018, among Peabody, NGS Acquisition Corp., LLC and the Peabody Existing Trustee, (iii) that certain supplemental indenture, dated as of August 9, 2018, between Peabody and the Peabody Existing Trustee, (iv) that certain supplemental indenture, dated as of December 7, 2018, among Peabody, Peabody Southeast Mining, LLC, and the Peabody Existing Trustee, (v) that certain supplemental indenture, dated as of January 8, 2021, between Peabody and the Peabody Existing Trustee, and (vi) that certain supplemental indenture, dated as of the Closing Date, between Peabody and the Peabody Existing Trustee, and any further amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Peabody L/C Agreement” means the Credit Facility Agreement, dated as of the Closing Date, by and among Peabody and certain subsidiaries, the administrative agent party thereto, the lenders party thereto and the letter of credit issuers party thereto, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Refinancing Increase” means, with respect to the Refinancing of any Indebtedness, an amount equal to (a) any premium or other reasonable amount paid, and fees and expenses reasonably incurred in connection with such Refinancing, (b) any unpaid accrued interest on the Indebtedness being Refinanced, and (c) any existing commitments unutilized under the Indebtedness being Refinanced.

“Permitted Refinancing Indebtedness” mean any Indebtedness issued in exchange for, or the net proceeds of which are used to, extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any Permitted Refinancing Increase in respect of such Refinancing), (b) such Permitted Refinancing Indebtedness shall have the same obligors and same guarantees as, and be secured on a pari passu basis with, the Indebtedness so Refinanced (provided that the Permitted Refinancing Indebtedness may be subject to lesser guarantees or be unsecured or the Liens securing the Permitted Refinancing Indebtedness may rank junior to the Liens securing the Indebtedness so Refinanced) and, to the extent applicable, the Borrowers shall have satisfied the requirements of Section 3.8 of the Collateral Trust Agreement with respect to such Permitted Refinancing Indebtedness, (c) the maturity date is later than or equal to, and the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to, in each case, that of the Indebtedness being Refinanced, (d) if the Indebtedness so Refinanced is subordinated in right of payment to the Obligations, then such Permitted Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Obligations at least to the extent that the Indebtedness so Refinanced is subordinated to the Obligations and (e) the terms and conditions of any Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Loan Parties than the terms and conditions of the Indebtedness that is being Refinanced.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIC Acquisition” shall mean PIC Acquisition Corp., a Delaware corporation.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, by any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Pledged Intercompany Indebtedness” has the meaning specified in Section 7.03(f).

“Preferred Stock” means, with respect to any Person, any and all Capital Stock which is preferred as to the payment of dividends or distributions, upon liquidation or otherwise, over another class of Capital Stock of such Person.

“Priority Collateral Trustee” means Wilmington Trust, National Association, in its capacity as priority collateral trustee pursuant to the Collateral Trust Agreement, together with its successors and assigns in such capacity.

“Priority Lien” means a Lien granted, or purported to be granted, by a Security Document to the Collateral Trustee, at any time, upon any property of any Grantor to secure Priority Lien Obligations.

“Priority Lien Debt” means:

(1) the Indebtedness with respect to the Priority Lien Notes issued on the Closing Date;

(2) the Funded Debt under this Agreement; and

(3) any Funded Debt that is permitted to be incurred and permitted to be secured by a Priority Lien under each applicable Priority Lien Document; provided that in the case of this clause (3), all relevant requirements set forth in the Collateral Trust Agreement are complied with.

“Priority Lien Document” means, collectively, the Priority Lien Notes Documents, the Loan Documents, and any other indenture, credit agreement or other agreement pursuant to which any Priority Lien Debt is incurred and the Security Documents.

“Priority Lien Notes” means the 10.000% Senior Secured Notes due 2024 issued from time to time pursuant to the applicable Priority Lien Notes Indenture.

“Priority Lien Notes Indenture” means the Indenture, dated as of the Closing Date, among PIC AU Holdings LLC and PIC AU Holdings Corporation, as issuers, Peabody (on a limited basis, to the extent of its obligations specifically set forth therein) and Wilmington Trust, National Association, as trustee, governing the Priority Lien Notes, and any amendments, supplements, modifications, extensions, replacements, renewals, restatements, refundings or refinancings thereof.

“Priority Lien Notes Documents” means the Priority Lien Notes Indenture, the Priority Lien Notes and each other instrument or agreement executed in connection with the Priority Lien Notes and any instrument or agreement executed in connection with any refinancings and replacements thereof to the extent permitted under the Collateral Trust Agreement, as each such material instrument or agreement may be amended, restated, supplemented, replaced or otherwise modified from time to time in accordance with the Collateral Trust Agreement.

“Priority Lien Notes Indebtedness” means the Indebtedness of the Borrowers and the other Loan Parties incurred pursuant to or evidenced by the Priority Lien Notes Documents.

“Priority Lien Obligations” means the Priority Lien Debt and, without duplication, the TSA Obligations, including without limitation any post-petition interest whether or not allowable, together with any guarantees of any of the foregoing.

“Production Payments” means with respect to any Person, all production payment obligations and other similar obligations with respect to coal and other natural resources of such Person that are recorded as a liability or deferred revenue on the financial statements of such Person in accordance with GAAP.

“Pro Forma Basis” means, for purposes of calculating Consolidated Net Tangible Assets, or any other test that is based on satisfying a financial ratio or metric, that with respect to any acquisition or disposition (in each case, that would be included in a Pro Forma Basis calculation pursuant to Section 1.03(c)), such acquisition or disposition shall be deemed to have occurred as of the first day of the most recent four fiscal quarter period preceding the date of such acquisition or disposition for which the Borrowers have delivered financial statements pursuant to Section 6.01. In connection with the foregoing, (a) with respect to any such acquisition, income statement items attributable to the Person or property or assets acquired shall be included to the extent relating to any period applicable in such calculations to the extent (i) such items are not otherwise included in such income statement items for Main Borrower and its Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, (ii) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent and (iii) any Indebtedness incurred or assumed by any Borrower or any Subsidiary (including the Person, property or assets acquired) in connection with such acquisition and any Indebtedness of the Person, property or assets acquired which is not retired in connection with such acquisition (A) shall be deemed to have been incurred as of the first day of the most recent four fiscal quarter period preceding the date for such acquisition and (B) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the most recent four fiscal quarter period preceding the date of such acquisition for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; and (b) with respect to any such disposition, income statement items attributable to the Person or property or assets being disposed of shall be excluded to the extent relating to any period applicable in such calculations in accordance with the foregoing principles applicable to acquisitions, mutatis mutandis.

“Properties” has the meaning specified in Section 5.09(a).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Equity Interests” means all Equity Interests of a Person other than Disqualified Equity Interests.

“Real Property” means, collectively, all right, title and interest (including any leasehold or mineral estate) in and to any and all parcels of real property owned, leased, licensed, used or operated, whether by lease, license or other use or occupancy agreement, including but not limited to, coal leases and surface use agreements, together with, in each case, all improvements and appurtenant fixtures (including all conveyors, preparation plants or other coal processing facilities, silos, shops and load out and other transportation facilities), access rights, easements and other property and rights incidental to the ownership, lease or operation thereof, including but not limited to, access rights, water rights and extraction rights for minerals, any improvements thereon and real property rights and interests appurtenant thereto, including, in each case, title or rights to surface and/or coal, coal products, methane gas, and other minerals that are or may be extracted from such Real Property (whether or not characterized as “as-extracted Collateral” or “inventory” under the UCC).

“Redemption Price Premium” has the meaning specified in Section 2.05(i)(ii).

“Refinance” has the meaning specified in the definition of Permitted Refinancing Indebtedness.

“Refinancing Facility” has the meaning specified in Section 2.16(a).

“Refinancing Facility Effective Date” has the meaning specified in Section 2.16(a).

“Refinancing Facility Lender” means any Person who provides a Refinancing Facility.

“Refinancing Loan” means, with respect to any Refinancing Facility, an advance made by any Refinancing Facility Lender under such Refinancing Facility.

“Refinancing Notes” has the meaning specified in Section 7.03(n).

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, attorneys and advisors of such Person and of such Person’s Affiliates.

“Related Party Transaction” has the meaning specified in Section 7.08.

“Relevant Equipment” means the property, plant and equipment necessary for the conduct of the mining operations of Wilpinjong Opco and its Subsidiaries in the ordinary course of business.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Facility Lenders” means, as of any date of determination, with respect to any Facility, Lenders under such Facility holding more than 50% of the Total Outstandings with respect to such Facility.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Total Outstandings; provided that the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded from both the numerator and the denominator for purposes of making a determination of Required Lenders.

“Requirement of Law” means as to any Person, the Organizational Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice presidents, treasurer, secretary or assistant secretary of the applicable Borrower or any applicable Subsidiary and, in addition, any Person holding a similar position or acting as a director or managing director with respect to any Foreign Subsidiary of a Borrower, or, with respect to financial matters, the president, chief financial officer or treasurer of the applicable Borrower.

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) by any Borrower or any Subsidiary with respect to its Capital Stock, or any payment (whether in cash, securities or other property) by any Borrower or any Subsidiary, including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any of its Capital Stock, or on account of any return of capital to its stockholders, partners or members (or the equivalent Person thereof); (b) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any unsecured Indebtedness, Subordinated Indebtedness or Junior Lien Indebtedness; and (c) any voluntary payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to the Priority Lien Notes (or Refinancing thereof) before such Indebtedness becomes due under the Priority Lien Indenture or Priority Lien Notes.

“S&P” means S&P Global Ratings and any successor thereto.

“Same Day Funds” immediately available funds in Dollars.

“Sanctions” means any economic or financial sanctions administered by OFAC, the US State Department, any other agency of the US government, the United Nations, the European Union or any member state thereof, the United Kingdom, and Australia.

“Sanctioned Person” means any person, organization or vessel (i) designated on the OFAC list of Specially Designated Nationals and Blocked Persons, the Consolidated List of Financial Sanctions Targets maintained by Her Majesty’s Treasury or on any list of targeted persons issued under the Sanctions of any other country, (ii) that is, or is part of, a government of a Sanctioned Territory, (iii) owned or controlled by, or acting on behalf of, any of the foregoing, (iv) located within or operating from a Sanctioned Territory, or (v) otherwise targeted under any Sanctions.

“Sanctioned Territory” means any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date of this Agreement, are the Crimea region, Cuba, Iran, North Korea, and Syria.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Borrower or any Subsidiary and any Cash Management Bank.

“Secured Cash Management Obligations” means all advances to, and debts, liabilities and obligations of any Borrower or any Subsidiary arising under any Secured Cash Management Agreement.

“Secured Obligations” means the Obligations and the Secured Cash Management Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Priority Collateral Trustee, the Lenders and any Cash Management Bank.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Agreement” means that certain Priority Lien Pledge and Security Agreement, dated as of the Closing Date, among the Borrowers, any other Subsidiaries from time to time party thereto and the Priority Collateral Trustee, for the benefit of the Secured Parties, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Security Documents” means, collectively, the Security Agreement, the Collateral Trust Agreement, each of the pledge agreements and supplements thereto, security agreements and supplements thereto, and other similar agreements delivered to Administrative Agent and Lenders pursuant to Section 6.16, and any other documents, agreements or instruments that grant or purport to grant a Lien on any assets of any Borrower or any other Loan Party in favor of the Priority Collateral Trustee to secure the Secured Obligations.

“Senior Indebtedness” has the meaning specified in Section 10.01(i).

“Similar Business” means any of the following, whether domestic or foreign: the mining, production, marketing, sale, trading and transportation (including, without limitation, any business related to terminals) of natural resources including coal, ancillary natural resources and mineral products, exploration of natural resources, any acquired business activity so long as a material portion of such acquired business was otherwise a Similar Business, and any business that is ancillary or complementary to the foregoing.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered pursuant to Section 4.01(a)(xii)(C) or with respect to any transaction contemplated to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under the Bankruptcy Code and other applicable Laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standards No. 5).

“Subordinated Indebtedness” means any Indebtedness of any Borrower and its Subsidiaries that is contractually subordinated to the Indebtedness under the Loan Documents.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrowers.

“Surety Bonds” means surety bonds obtained by the Main Borrower or any Subsidiary consistent with market practice and the indemnification or reimbursement obligations of the Main Borrower or such Subsidiary in connection therewith.

“Surety Transaction Support Agreement” means that certain Transaction Support Agreement, dated as of November 6, 2020, by and among Peabody and the Sureties (as defined therein) signatory thereto (as amended, supplemented or otherwise modified from time to time).

“Tangible Assets” means at any date, with respect to any Person, (a) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person at such date minus (b) the sum of all amounts that would, in accordance with GAAP, be set forth opposite the captions “goodwill” or other intangible categories (or any like caption) on a consolidated balance sheet of such Person on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means any Person holding Term Loans.

“Term Loan” means a deemed advance made by any Lender pursuant to Section 2.01(a) or other applicable amendments pursuant to the terms hereof.

“Term Loan Facility” means, at any time, the aggregate principal amount of the Term Loans of all Lenders outstanding at such time.

“Threshold Amount” means $20,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” has the meaning specified in the Transaction Support Agreement.

“Transaction Costs” means all reasonable fees, costs and expenses incurred by the Borrowers in connection with the Transaction.

“Transaction Support Agreement” means that certain Amended and Restated Transaction Support Agreement, dated as of December 31, 2020, by and among, among others, Peabody, the Borrowers, the Consenting Noteholders defined therein and the Revolving Lenders defined therein.

“Treasury Rate” means, as of any prepayment date, the yield to maturity as of such prepayment date, of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15 (519) that has become publicly available at least two Business Days prior to the prepayment date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the prepayment date to January 30, 2023; provided, that if the period from the prepayment date to January 30, 2023 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used. The Main Borrower will calculate the applicable Treasury Rate at least two but no more than four Business Days prior to the applicable prepayment date and file with the Administrative Agent, before such prepayment date, a written statement setting forth the Applicable Premium and showing the calculation of the Applicable Premium in reasonable detail, and the Administrative Agent will have no responsibility for verifying any such calculation.

“TSA Obligations” means any indemnification obligations under the Transaction Support Agreement (subject to the limitations set forth therein), including without limitation any post-petition interest whether or not allowable, together with any guarantees of any of the foregoing.

“UCC” means the Uniform Commercial Code as in effect in the applicable state of jurisdiction.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unfunded Pension Liability” means the excess of a Pension Plan’s accrued benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the actuarial assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “US” mean the United States of America.

“U.S. Government Obligations” means obligations issued or directly and fully guaranteed or insured by the United States of America or by any agency or instrumentality thereof; provided that the full faith and credit of the United States of America is pledged in support thereof.

“Voting Stock” means, with respect to any Person, such Person’s Equity Interest having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Yield” means with respect to any Loan, on any date of determination, the weighted average yield to maturity, in each case, based on the interest rate applicable to such Loan on such date and giving effect to all upfront or similar fees or original issue discount payable with respect to such Loan.

“Wilpinjong Mandatory Offer” has the meaning specified in Section 2.21.

“Wilpinjong Mine” means the Wilpinjong Open Pit Mine located in New South Wales, Australia.

“Wilpinjong Mine Customer” shall mean the Australian domestic energy producer that is a customer of the Wilpinjong Mine under a long-term supply agreement.

“Wilpinjong Opco” means Wilpinjong Coal Pty Ltd., an Australian proprietary limited company.

“Wilpinjong Triggering Event” shall mean (i) (a) the Priority Lien Notes or the Term Loans are accelerated or otherwise become due prior to their respective maturities, in each case, as a result of an Event of Default hereunder or an event of default under the Priority Lien Notes Indenture or by operation of law, or (b) there occurs either (x) an Event of Default under Section 8.01(a)(i) or (y) an equivalent event of default under the Priority Lien Notes Indenture, or (ii) (a) either (x) LTM EBITDA is less than $70,000,000 for each of four consecutive LTM Periods or (y) the Borrowers fail to deliver the materials described in Section 6.01(a) accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit and (b) either (x) the Required Lenders have delivered written notice to Peabody requiring Peabody to make a

Wilpinjong Mandatory Offer pursuant to Section 2.21 hereof or (y) the holders of at least a majority in aggregate principal amount of the outstanding Priority Lien Notes have delivered written notice to Peabody requiring Peabody to make an offer to convert Priority Lien Notes into Peabody 2024 Notes on the terms and conditions set forth in the Priority Lien Indenture in event of a “Wilpinjong Triggering Event” thereunder.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organizational Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof”, “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) all references to “wholly-owned” when referring to a Subsidiary of the Main Borrower shall mean a Subsidiary of which all of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned directly or indirectly by the Main Borrower or another wholly-owned Subsidiary of the Main Borrower, (vi) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only, shall not constitute a part hereof, shall not be given any substantive effect and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein (including with respect to the financial statements referenced in Sections 4.01(a)(xii) and 5.05(b)).

(b) Changes in GAAP. If at any time any Accounting Change would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Main Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Main Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such Accounting Change as if such Accounting Change has not been made (subject to the approval of the Required Lenders); provided that, until so amended, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Change had not occurred. Notwithstanding any other provision contained herein, the definitions set forth in this Agreement and any financial calculations required by the Loan Documents shall be computed to exclude all liabilities related to operating leases, as defined by Financial Accounting Standards Board Accounting Standards Codification 842 (or any successor provision), from the definition of Indebtedness and payments related to operating leases are not included in interest expenses in part or in whole.

(c) Pro Forma Basis Calculation. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that all calculations of Consolidated Net Tangible Assets or any other test that is based on satisfying a financial ratio or metric, shall be made on a Pro Forma Basis: (i) with respect to any acquisition by the Main Borrower or its Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the acquired Person or business for the most recent four fiscal quarter period for which financial statements are available is equal to or greater than 5% of the Consolidated EBITDA of the Main Borrower and its Subsidiaries for such period and (ii) with respect to any disposition by the Main Borrower or its Subsidiaries of any Person, property or assets, if the Consolidated EBITDA for the Person or business being disposed of for the most recent four fiscal quarter period for which financial statements are available was equal to or exceeded 5% of the Consolidated EBITDA of the Main Borrower and its Subsidiaries for such period. With respect to the above Pro Forma Basis calculations, in the event that the relevant entity or property, which is being acquired or disposed, reports its financial results on a semi-annual basis, the Administrative Agent and the Main Borrower may utilize the two most recent semi-annual financial results for purposes of making such calculation and such above determination in a manner similar to the above that is mutually agreeable.

1.04 [Reserved]

1.05 [Reserved].

1.06 [Reserved].

1.07 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

1.08 [Reserved].

1.09 Negative Covenant Compliance. For purposes of determining whether the Borrowers and their Subsidiaries comply with any exception to the negative covenants contained in Section 7.01, Section 7.02 and 7.03 where compliance with any such exception is based on a financial ratio or metric being satisfied, it is understood that (a) compliance shall be measured at the time when the relevant event is undertaken, as such financial ratios and metrics are intended to be “incurrence” tests and not “maintenance” tests and (b) correspondingly, any such ratio and metric shall only prohibit the Borrowers and their Subsidiaries from creating, incurring, assuming, suffering to exist or making, as the case may be, any new Liens, Indebtedness or Investments, but shall not result in any previously permitted Liens, Indebtedness or Investments ceasing to be permitted hereunder.

1.10 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE BORROWINGS

2.01 The Loans.

On the Closing Date, each Lender shall be deemed to have made a loan (a “Term Loan”) in the amount set forth in Schedule 2.01 to the Borrowers in an aggregate principal amount not to exceed such Lender’s Applicable Percentage of the Term Loan Facility. The Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Applicable Percentage of the Term Loan Facility. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

2.02 Borrowings of the Loans.

(a) The Borrowing shall be made upon the Main Borrower’s irrevocable notice to the Administrative Agent pursuant to a Borrowing Notice received by the Administrative Agent not later than one Business Day prior to the Closing Date, appropriately completed and signed by a Responsible Officer of the Borrowers.

(b) Following receipt of the Borrowing Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term Loans. Each Lender shall be deemed to have made the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 12:00 noon, New York City time on the Business Day specified in the Borrowing Notice.

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) Voluntary Prepayments. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part, subject to Section 2.05(i), without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York City time (or such other later time which is acceptable to the Administrative Agent), three Business Days prior to any date of prepayment of Loans; and (ii) any prepayment of Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or the entire amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that any such notice may be contingent upon the consummation of a refinancing and such notice may otherwise be extended or revoked, in each case, in the event that such refinancing shall not be consummated or shall otherwise be delayed. Any prepayment hereunder shall be accompanied by all accrued interest on the amount prepaid and any premium applicable to such prepayment pursuant to Section 2.05(i). Each prepayment of the outstanding Loans pursuant to this Section 2.05(a) shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(b) [Reserved].

(c) [Reserved].

(d) [Reserved].

(e) Asset Sales. No later than ten Business Days following the consummation of any Asset Sale by the Borrowers or a Subsidiary pursuant to Section 7.05(k) that results in Net Proceeds (such Net Proceeds, the “Excess Proceeds”), the Borrowers shall make (or cause to be made) a prepayment of the Loans as specified in Section 2.05(k) below in an aggregate amount (subject to Section 2.05(l)) equal to the lesser of (x) 100% of such Excess Proceeds and (y) the aggregate principal amount of the Loans then outstanding (the “Asset Sale Sweep Provision”), if any, in each case subject to the following:

(i) If prior to the date of any such required prepayment, the Main Borrower notifies the Administrative Agent in writing of the Main Borrower’s and/or and of its Subsidiary’s intention to reinvest the Excess Proceeds of any Asset Sale in Relevant Equipment and certifies in such notice that no Event of Default then exists, then the Borrowers shall not be required to make a prepayment to the extent the Excess Proceeds are so reinvested within 365 days following receipt thereof by any Borrower and/or such Subsidiary; provided that, to the extent such Excess Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay the outstanding Loans as specified in Section 2.05(k) below after the expiration of such period in an amount equal to the amount required by the Asset Sale Sweep Provision where, subject to Section 2.05(e)(v), the amount of Excess Proceeds for such purposes shall be the amount of Excess Proceeds not reinvested as set forth above; provided, further that, if such Asset Sale includes a Disposition of any Collateral, the assets in which the portion of Excess Proceeds derived from such Collateral are so reinvested as set forth above shall be reinvested in assets of one or more Loan Parties and the applicable Loan Party shall comply with Section 6.16 with respect to such assets as if such assets were acquired on the date of such reinvestment.

(ii) Notwithstanding the above, Excess Proceeds of less than $5,000,000 will be carried forward and accumulated and shall not require a prepayment under this Section 2.05(e) until the aggregate amount of the accumulated Excess Proceeds during the term of this Agreement equals or exceeds such amount and all times thereafter. No later than ten Business Days following any date the aggregate amount of accumulated Excess Proceeds equals or exceeds $5,000,000, the Borrowers shall make (or cause to be made) the prepayment that otherwise would have been required to be prepaid if not for this clause (ii).

(iii) [Reserved].

(iv) [Reserved].

(v) The amount of repayments of the Loans required to be made pursuant to this Section 2.05(e) shall be reduced by an amount equal to the sum of the amount of any voluntary repayments of the Loans made with such Net Proceeds from the relevant Asset Sale.

(f) Issuance of Debt. On the first Business Day following receipt by the Borrowers or any of its Subsidiaries of any cash proceeds from the incurrence of any Indebtedness of the Borrowers or any of its Subsidiaries (other than with respect to Indebtedness permitted to be incurred pursuant to Section 7.03, including Permitted Refinancing Indebtedness in respect of the Term Loans), the Borrowers shall prepay the Loans as specified in Section 2.05(k) below in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.

(g) Excess Cash Flow. (i) On a semi-annual basis, not later than 10 Business Days after each date on which (i) the quarterly financial statements for the preceding fiscal quarter ending June 30 and (ii) the annual financial statements for the preceding fiscal year are required to be delivered under Section 6.01, the Borrowers shall prepay Loans pursuant to Section 2.05(k) in an aggregate amount (subject to Section 2.05(l)) equal to 100% of such Excess Cash Flow for the Excess Cash Flow Period then ended.

(ii) Notwithstanding the foregoing, to the extent that the Liquidity Amount as of the last day of the applicable Excess Cash Flow Period, after giving pro forma effect to the prepayment required to be made pursuant to clause (i) above for such Excess Cash Flow Period, is less than or equal to $60,000,000, such prepayment and any related repayment (or offer of repayment) described in clause (l) below shall be reduced ratably (determined on the basis of the aggregate outstanding principal amount of the Loans and such other Indebtedness outstanding at such time) solely to the extent necessary such that the Liquidity Amount as of the last date of the applicable Excess Cash Flow Period, after giving pro forma effect to such prepayment and any related repayment described in clause (l) below, is greater than $60,000,000.

(h) Insurance/Condemnation Proceeds. No later than ten Business Days following the date of receipt by the Borrowers or any of their Subsidiaries, or Administrative Agent or Priority Collateral Trustee as loss payee, of any Net Insurance/Condemnation Proceeds, the Borrowers shall prepay the Loans as specified in Section 2.05(k) below in an aggregate amount (subject to Section 2.05(l)) equal to 100% of such Net Insurance/Condemnation Proceeds; provided, that if prior to the date of any such required prepayment, the Main Borrower notifies the Administrative Agent in writing of the Borrower’s and/or its Subsidiary’s intention to reinvest the Net Insurance/Condemnation Proceeds in Relevant Equipment and certifies in such notice that no Event of Default then exists, then the Borrowers shall not be required to make a prepayment to the extent the Net Insurance/Condemnation Proceeds are so reinvested within 365 days following receipt thereof by any Borrower and/or such Subsidiary; provided that, to the extent such Net Insurance/Condemnation Proceeds have not been so reinvested prior to the expiration of the applicable period, the Borrowers shall promptly prepay Loans as specified in Section 2.05(k) below after the expiration of such period in an amount equal to such Net Insurance/Condemnation Proceeds less any amount so reinvested; provided, further that, if such casualty or taking includes any Collateral, the assets in which the portion of Net Insurance/Condemnation Proceeds derived from such Collateral are so reinvested as set forth above shall be reinvested in assets of one or more Loan Parties and the applicable Loan Party shall comply with Section 6.16 with respect to such assets as if such assets were acquired on the date of such reinvestment.

(i) Prepayment Premium.

(i) The Borrowers shall pay to the Administrative Agent, for the ratable benefit of each Lender in accordance with its Applicable Percentage in connection with prepayments of the Loans made under Section 2.05(a), (x) with respect to any prepayment made prior to the date that is two years after the Closing Date, the Applicable Premium and (y) and with respect to any prepayment made after the date that is two years after the Closing Date but on or prior to the date that is two years and six months after the Closing Date, 5.00% of the principal amount of Loans prepaid.

(ii) Without limiting the generality of the foregoing, it is understood and agreed that if the Loans are accelerated or otherwise become due prior to their stated maturity, in each case, as a result of an Event of Default (including, without limitation, an Event of Default under clause (f) of Section 8.01 (including the acceleration of any portion of the Loans by operation of law)), the greater of (x) the Applicable Premium and (y) the amount by which the applicable redemption price set forth in clause (i)(y) above exceeds the principal amount of the Loans (the “Redemption Price Premium”), as applicable, with respect to an optional prepayment of the Loans shall also be due and payable as though the Loans had been optionally reduced or accelerated on the date of such acceleration and shall constitute part of the Obligations with respect to the Loans in view of the impracticability and difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each holder’s lost profits as a result thereof. If the Redemption Price Premium becomes due and payable, it shall be deemed to be principal of the Loans, and interest shall accrue on the full principal amount of such Loan (including the Redemption Price Premium) from and after the applicable triggering event, including in connection with an Event of Default specified under clause (f) of Section 8.01. Any Redemption Price Premium payable above shall be presumed to be liquidated damages sustained by each holder as the result of the acceleration of the Loans and the Borrowers and the Loan Parties to the extent they provide guarantees for the Obligations pursuant to Section 6.12 agree that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Loans or the Obligations are satisfied, released or discharged through foreclosure, whether by judicial proceeding, deed in lieu of foreclosure, sale or collection of Collateral or by any other means, or in connection with the restructuring, reorganization or compromise of the obligations by a plan of reorganization or otherwise. The Borrowers and if applicable, the Loan Parties will expressly agree (to the fullest extent they may lawfully do so) that: (A) the Redemption Price Premium is reasonable and is the product of an arm’s length transaction between sophisticated business entities ably represented by counsel; (B) the Redemption Price Premium shall be payable notwithstanding the then prevailing market rates at the time acceleration occurs; (C) there has been a course of conduct between holders and the Borrowers giving specific consideration in this transaction for such agreement to pay the Redemption Price Premium; and (D) the Borrowers shall be estopped from claiming differently than as agreed to in this paragraph. The Borrowers and, if applicable, the Loan Parties expressly acknowledge that their agreement to pay the Redemption Price Premium to holders as herein described was a material inducement to the Lenders to enter into this Agreement.

(j) Repatriation. Notwithstanding the foregoing, if Main Borrower reasonably determines in good faith that any amounts attributable to Subsidiaries that are required to be prepaid pursuant to Sections 2.05(e), 2.05(g), and 2.05(h) would result in material adverse tax consequences or violate any applicable local law in respect of upstreaming proceeds (including financial assistance and corporate benefit restrictions and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by a Responsible Officer of the Main Borrower to the Administrative Agent, then Borrowers and their Subsidiaries shall not be required to prepay such amounts as required under Sections 2.05(e), 2.05(g), and 2.05(h), the repatriation of which would result in such tax consequence or violation until such material tax consequences or local law violation no longer exist; provided that, for a period of one year following the date on which such payment was originally required, the Borrowers and their Subsidiaries shall take commercially reasonable actions, including entering into one or more intercompany loans, to permit repatriation of the proceeds subject to such prepayments in order to effect such prepayments without violating local law or incurring such material adverse tax consequences; provided further that, the Borrowers’ Subsidiaries shall segregate and hold in trust any such funds that are not used to make a mandatory prepayment pursuant to Section 2.05(e), Section 2.05(g), or Section 2.05(h) that would otherwise be required thereunder if not for this Section 2.05(j), and such funds shall not be used for working capital or any other purpose other than to upstream such funds to make the related mandatory prepayment pursuant to Section 2.05(e), Section 2.05(g) or Section 2.05(h) until such material tax consequences or local law violation no longer exist.

(k) Application of Mandatory Prepayments. Each prepayment of outstanding Loans pursuant to Sections 2.05(e) through 2.05(h) above shall be applied pro rata to the outstanding Loans in direct order of maturity and shall be accompanied by all accrued interest on the amount prepaid. Each prepayment of Loans shall be paid to the Lenders in accordance with their respective Applicable Percentages.

(l) Additional Limitations. Notwithstanding anything to the contrary herein, the Borrowers may apply amounts otherwise required to make prepayments pursuant to Sections 2.05(e), (g) and (h) to repay a ratable portion of Indebtedness permitted to be incurred pursuant to Section 7.03 and secured by liens on a pari passu basis pursuant to Section 7.01 (including, for the avoidance of doubt, the Priority Lien Notes Indebtedness and Permitted Refinancing Indebtedness of the foregoing), in respect of which a prepayment (or offer of prepayment) is required to be made with respect to such pari passu Indebtedness with such Excess Proceeds, Net Insurance/Condemnation Proceeds or Excess Cash Flow (determined on the basis of the aggregate outstanding principal amount of the Loans and such other Indebtedness outstanding at such time).

(m) [Reserved].

(n) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, in the event the Borrowers are required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”), not less than five Business Days prior to the date (the “Required Prepayment Date”) on which the Borrowers are required to make such Waivable Mandatory Prepayment, the Borrowers shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender of the amount of such Lender’s Applicable Percentage of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Main Borrower and the Administrative Agent of its election to do so on or before the third Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Main Borrower and the Administrative Agent of its election to exercise such option on or before the third Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, (i) the Borrowers shall pay to the Administrative Agent an amount equal to that portion of the Waivable Mandatory Prepayment that is payable to those Lenders that have elected not to exercise such option, to prepay the Loans of such Lenders (which prepayment shall be applied in accordance with the terms of this Section 2.05), and (ii) the portion of the Waivable Mandatory Prepayment otherwise payable to Lenders that have elected to exercise such option (“Declined Proceeds”) may be retained by the Borrowers to be used for any purpose not prohibited hereunder.

2.06 [Reserved].

2.07 Repayment of Loans.

The Borrowers shall repay to the Lenders on the Maturity Date the aggregate principal amount of all Loans outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, the Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Applicable Rate.

(b) If any amount of principal or interest of any Loan (or any other Obligations) is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at an interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. The Borrowers shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in each of the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees. All computations of fees and interest shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrowers in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York City time, on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m., New York City time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) [Reserved.]

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Main Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the NYFRB Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) [Reserved].

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Pro Rata; Sharing of Payments by Lenders. Except as otherwise expressly provided in this Agreement, each payment (including each prepayment) by a Borrower on account of principal of and interest on any Term Loans shall be allocated by the Administrative Agent pro rata according to the respective outstanding principal amounts of the Loans of such Class then held by the respective Lenders of such Class. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the applicable Loans of the other Lenders of such Class, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of the applicable Class and other amounts owing them, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (i) any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or (ii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or participant.

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.14 [Reserved].

2.15 [Reserved].

2.16 Refinancing Debt.

(a) Refinancing Facility. The Borrowers may, without the consent of any Lender, extend, refinance, renew or replace, in whole or in part, the Loans under any Facility with one or more term loan facilities (each, a “Refinancing Facility”); provided that any such request for a Refinancing Facility shall be in a minimum amount equal to the lesser of (i) $25,000,000 and (ii) the entire amount of any Facility which is being extended, refinanced, renewed or replaced under this Section 2.16.

(b) Refinancing Facility Lender. A Refinancing Facility may be provided by (i) an existing Lender (but no Lender shall be obligated to provide a commitment in respect of a Refinancing Facility, nor shall the Borrowers have any obligation to approach any existing Lenders to provide a commitment in respect of a Refinancing Facility) or (ii) any other Refinancing Facility Lender so long as any such Person is approved by the Administrative Agent and any other Person who would have consent rights pursuant to Section 10.06(b) if such Refinancing Facility Lender was becoming a Term Lender. Subject to any such consents being received and if not already a party hereto, any such Refinancing Facility Lender may become a party to this Agreement by entering into a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

(c) Effective Date. In connection with any Refinancing Facility, the Administrative Agent and the Borrowers shall determine the effective date (the “Refinancing Facility Effective Date”). The Administrative Agent shall promptly notify the Borrowers and the Lenders of the principal amount of the Refinancing Facility and the Refinancing Facility Effective Date.

(d) Conditions to Effectiveness of Refinancing Facility. The effectiveness of each Refinancing Facility shall be subject to the following conditions:

(i) the aggregate principal amount (or accreted value, if applicable) of any Refinancing Facility will not exceed the outstanding aggregate principal amount (or accreted value, if applicable) of any Facility which it is extending, refinancing, renewing or replacing plus any Permitted Refinancing Increase, unless such additional principal amount would otherwise be permitted pursuant to (and any such additional amount shall be deemed to have been incurred under) Section 7.03 and, if applicable, Section 7.01;

(ii) such Refinancing Facility shall have the same guarantees as, and be secured on a pari passu basis with, the Secured Obligations; provided that, if agreed by the Borrowers and the relevant Refinancing Facility Lenders, the Refinancing Facility may be subject to lesser guarantees or be unsecured or less secured, or the Liens securing the Refinancing Facility may rank junior to the Liens securing the Term Loan Facility;

(iii) such Refinancing Facility (A) shall have (1) a final maturity no earlier than the Maturity Date and (2) a weighted average life no shorter than that of the Term Loan Facility and (B) shall not have any terms which require it to be voluntarily or mandatorily prepaid prior to the repayment in full of the Term Loans, unless accompanied by at least a ratable payment of the Term Loans;

(iv) [reserved]; and

(v) to the extent such terms and documentation for the Refinancing Facility are not substantially consistent with the applicable Loan Documents, they shall be reasonably satisfactory to the Administrative Agent, unless such terms (A) are more favorable to the Borrowers, taken as a whole, than the Loan Documents in respect of the Term Loan Facility (or the Lenders under the Term Loan Facility receive the benefit of the more restrictive terms, which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Main Borrower in good faith, (B) concern pricing (including interest rates, rate floors, fees, OID or other fees), the amortization schedule, commitment reductions, prepayments and any prepayment premiums applicable to such Refinancing Facility or (C) apply after the Maturity Date.

(e) Amendment. With the consent of the Lenders providing a Refinancing Facility, the Borrowers and the Administrative Agent (and without the consent of the other Lenders), this Agreement shall be amended in a writing (which may be executed and delivered by the Borrowers and the Administrative Agent) to reflect any changes necessary to give effect to such Refinancing Facility in accordance with its terms (including, without limitation, to give such Refinancing Facility the benefits of Section 2.05, as applicable).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 to the contrary.

2.17 [Reserved].

2.18 Defaulting Lenders. Notwithstanding anything contained in this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(a) Reallocation of Loan Payments. Any payment or prepayment (i) of any portion of the principal amount of Loans of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be applied, first, to the then outstanding amounts (including interest thereon) owed under the terms hereof by such Defaulting Lender to the Administrative Agent or (to the extent the Administrative Agent has received notice thereof) to any other Lender, ratably to the Persons entitled thereto, and second, the balance, if any, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, and (ii) of any other amounts thereafter received by the Administrative Agent for the account of such Defaulting Lender (including amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 10.08) to have been paid to such Defaulting Lender and applied on behalf of such Defaulting Lender, first, to the liabilities above referred to in item first of clause (i) above, second to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any of such amounts as are reallocated pursuant to this Section 2.18(a) that are payable or paid (including pursuant to Section 10.08) to such Defaulting Lender shall be deemed paid to such Defaulting Lender and applied by the Administrative Agent on behalf of such Defaulting Lender, and each Lender hereby irrevocably consents thereto.

A Lender that has become a Defaulting Lender because of an event referenced in the definition of Defaulting Lender may cure such status and shall no longer constitute a Defaulting Lender as a result of such event when (i) such Defaulting Lender shall have fully funded or paid, as applicable, all Loans or other amounts required to be funded or paid by it hereunder as to which it is delinquent (together, in each case, with such interest thereon as shall be required to any Person as otherwise provided in this Agreement), (ii) the Administrative Agent shall have received a certification by such Defaulting Lender of its ability and intent to comply with the provisions of this Agreement going forward, and (iii) the Administrative Agent shall have determined it is satisfied, in its sole discretion, that such Defaulting Lender intends to continue to perform its obligations as a Lender hereunder and has all approvals required to enable it, to continue to perform its obligations as a Lender hereunder. No reference in this subsection to an event being “cured” shall by itself preclude any claim by any Person against any Lender that becomes a Defaulting Lender for such damages as may otherwise be available to such Person arising from any failure to fund or pay any amount when due hereunder or from any other event that gave rise to such Lender’s status as a Defaulting Lender.

2.19 Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers and their Subsidiaries may at any time and from time to time purchase Term Loans by conducting modified Dutch auctions (each, an “Auction”) (each Auction to be managed exclusively by the Administrative Agent or another investment bank of recognized standing elected by the Borrower following consultation with the Administrative Agent in accordance with the Auction Procedures (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time of the purchase of any Term Loans in connection with any Auction;

(ii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that a Borrower purchases in any such Auction shall be no less than $1,000,000 and whole increments of $500,000 in excess thereof (unless another amount is agreed to by the Administrative Agent and Auction Manager);

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by a Borrower or its Subsidiaries shall immediately and automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold);

(iv) the Borrowers will promptly advise the Administrative Agent of the total amount of all Term Loans so purchased by a Borrower or its Subsidiaries and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement; and

(v) no more than one Auction may be ongoing at any one time.

(b) The Borrowers shall have no liability to any Lender for any termination of the respective Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the respective Auction, and any such failure shall not result in any Default hereunder. With respect to all purchases of Term Loans made by the Borrower pursuant to this Section 2.19, (i) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (ii) such purchases (and the payments made by a Borrower or its Subsidiaries and the cancellation of the purchased Term Loans, in each case, in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.07.

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.07, 2.12, 2.13 and 10.06, it being understood and acknowledged that purchases of the Term Loans by a Borrower or its Subsidiaries contemplated by this Section 2.19 shall not constitute Investments by the Borrower) that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.04 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Auction.

2.20 Open Market Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers and their Subsidiaries may at any time and from time to time make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as no Default or Event of Default shall have occurred and be continuing on the time of such Open Market Purchase. All offers for Open Market Purchases of Term Loans shall be made pursuant to a bona fide offer to all Lenders ratably in accordance with their respective Applicable Percentages by notice to the Administrative Agent. Each Open Market Purchase offer shall specify the principal amount of Term Loans subject to the offer and the purchase price. The offer must specify an expiration date (the “expiration date”) not less than 30 days or more than 60 days after the date of the offer, and a settlement date for purchase (the “purchase date”) not more than five Business Days after the expiration date. The offer must include information concerning the business of the Borrowers and their Subsidiaries which the Borrowers in good faith believe will enable the holders to make an informed decision with respect to the Open Market Purchase offer. The offer will also contain instructions and materials necessary to enable Lenders to exercise the Open Market Purchase pursuant to the offer.

(b) The aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by the Borrowers or its Subsidiaries shall immediately and automatically be cancelled and retired by them on the settlement date of the relevant purchase (and may not be resold).

(c) The Main Borrower will promptly advise the Administrative Agent of the total amount of all Term Loans so purchased by the Borrowers or its Subsidiaries and the Administrative Agent is authorized to make appropriate entries in the Register to reflect such cancellation and retirement.

(d) With respect to all purchases of Term Loans made by the Borrowers or its Subsidiaries pursuant to this Section 2.20, (i) the Borrowers or its Subsidiaries shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased

Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase document as agreed by the respective selling Lender) and (ii) such purchases (after the payments made by the Borrowers or its Subsidiaries and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 2.05 or 2.07.

(e) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 2.05, 2.07, 2.12, 2.13 and 10.06, it being understood and acknowledged that purchases of the Term Loans by the Borrowers or its Subsidiaries contemplated by this Section 2.20 shall not constitute Investments by the Borrowers or its Subsidiaries) that may otherwise prohibit any Open Market Purchase by this Section 2.20.

2.21 Wilpinjong Mandatory Offer.

(a) Mandatory Offer. Not later than 30 days following the occurrence of a Wilpinjong Triggering Event, Peabody agrees to make an offer, which offer shall remain open for 30 days following the date of notice by the Administrative Agent of such offer to the Term Lenders, to Term Lenders to exchange each Term Lender’s Loans for Peabody Exchange Term Loans in an aggregate principal amount of the Term Loans (plus accrued and unpaid interest thereon, if any, to, but excluding the date of prepayment) up to the Maximum Exchange Amount (the “Wilpinjong Mandatory Offer”); provided that, prior to the Maturity Date of the Term Loans, Peabody shall not be obligated to make more than one Wilpinjong Mandatory Offer pursuant to each of clauses (i), (ii)(a)(x) and (ii)(a)(y) of the definition of Wilpinjong Triggering Event, respectively; provided that if the principal amount of (x) the Term Loans (plus accrued and unpaid interest, if any, to, but excluding, the date of retirement) to be prepaid in a Wilpinjong Mandatory Offer with Peabody Exchange Term Loans and (y) the Priority Lien Notes to be exchanged in a Wilpinjong Mandatory Offer (as defined in the Priority Lien Notes Indenture) into Peabody 2024 Notes exceeds the Maximum Exchange Amount, Peabody will (I) select certain Priority Lien Notes to be repurchased and (II) prepay Term Loans of participating Lenders, on a pro rata basis based on the outstanding aggregate principal amount of the Term Loans and the Priority Lien Notes of the Lenders and holders that have elected to participate in such Wilpinjong Mandatory Offer such that the collective amount described in clauses (x) and (y) of this proviso no longer exceeds the Maximum Exchange Amount.

(b) Purchase Price. The value of Term Loans retired in a Wilpinjong Mandatory Offer will be 100% of the principal amount of such Term Loans, plus accrued and unpaid interest, if any, to, but excluding, the date of retirement. Notwithstanding anything in this Agreement to the contrary, in the event a Wilpinjong Mandatory Offer is consummated, no Applicable Premium pursuant to Section 2.05(i) shall be due and payable with respect to any Term Loans prepaid pursuant to the Wilpinjong Mandatory Offer.

(c) Peabody Existing Debt. Upon the issuance of Peabody Exchange Term Loans pursuant to a Wilpinjong Mandatory Offer, retirement of the Term Loans subject to the Wilpinjong Mandatory Offer will be deemed paid in full and the Borrowers’ obligations with respect to such Term Loans shall be discharged.

(d) Peabody Additional Covenants. Peabody shall not, nor shall it permit its Subsidiaries to, (i) make any “Restricted Payments” (as defined in the Peabody Existing Indenture) under Sections 4.07(a)(iii), 4.07(b)(11) or 4.07(b)(13) of the Peabody Existing Indenture until there is sufficient available capacity under such provisions of Section 4.07 of the Peabody Existing Indenture for “Restricted Payments” in an amount equal to or greater than the sum of the outstanding principal amount of the Priority Lien Notes and all Obligations and any accrued but unpaid interest on such Priority Lien Notes or Obligations to, but excluding, the retirement date, and, thereafter, shall maintain at all times such capacity under such provisions of Section 4.07 of the Peabody Existing Indenture, (ii) make any “Investments” (as defined in the Existing Credit Agreement) under Section 7.02(l) or (m) of the Existing Credit Agreement until there is sufficient available capacity under such provisions of Section 7.02 of the Existing Credit Agreement for “Investment” in an amount equal to or greater than the sum of the outstanding principal amount of the Priority Lien Notes and the Obligations hereunder and any accrued but unpaid interest on the Priority Lien Notes and the Obligations to, but excluding, the date of retirement, and, thereafter, shall maintain at all times such capacity under such provisions of Section 7.02 of the Peabody Credit Agreement, (iii) incur or permit to exist any “Permitted Liens” (as defined in the Peabody Existing Indenture) under the Peabody Existing Indenture until Peabody is permitted to incur or permit to exist “Permitted Liens” in an amount equal to or greater than the sum of the outstanding principal amount of the Priority Lien Notes and all Obligations hereunder and any accrued but unpaid interest on the Priority Lien Notes and the Obligations to, but excluding, the date of retirement, and, thereafter, shall maintain at all times such capacity under the Peabody Existing Indenture, (iv) fail to maintain at all times debt and lien capacity under the Existing Credit Agreement to incur or permit to exist secured “Indebtedness” (as defined in the Existing Credit Agreement) in an amount equal to or greater than the sum of the outstanding principal amount of the Priority Lien Notes and the Obligations hereunder and any accrued but unpaid interest on the Priority Lien Notes and the Obligations hereunder to, but excluding, the date of retirement or (v) amend, supplement or otherwise modify any of the Existing Credit Agreement, the Peabody Existing Indenture or the Peabody 2024 Notes Indenture in any manner that could decrease the Maximum Exchange Amount.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on behalf of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01(a)) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrowers. Without duplication of any obligation set forth in subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrowers. The Loan Parties shall jointly and severally indemnify the Administrative Agent and each Lender within 10 days after demand therefor for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, on or with respect to any payment made by or on account of any obligation of the Loan Parties under any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Main Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.01, the applicable Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Main Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law and from time to time when reasonably requested by the Main Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the Main Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Main Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Main Borrower or the Administrative Agent as will enable the Main Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Each Lender that is not a Foreign Lender shall deliver to the Main Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable Law or upon the reasonable request of the Main Borrower or Administrative Agent), two duly completed and executed copies of IRS Form W-9.

Without limiting the generality of the foregoing, each Foreign Lender holding any Loan to the Main Borrower shall deliver to the Main Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Main Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable or any subsequent version thereof or successor thereto:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed copies of IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(ii) duly completed and executed copies of IRS Form W-8ECI,

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit M-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, as applicable,

(iv) to the extent a Foreign Lender is not the beneficial owner, duly completed and executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-2 or Exhibit M-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit M-4 on behalf of each such direct and indirect partner, and

(v) duly completed and executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding Tax duly completed and executed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or Administrative Agent to determine the withholding or deduction required to be made; provided, that notwithstanding anything to the contrary in this Section 3.01(e), the completion, execution and submission of the documentation described in this clause (v) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Main Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times as reasonably requested by the

Main Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Main Borrower or the Administrative Agent as may be necessary for the Main Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Main Borrower and the Administrative Agent in writing of its legal inability to do so.

Notwithstanding the foregoing, no Lender nor any Participant shall be required to deliver any form or other document under this Section 3.01(e) that it is not legally entitled to deliver.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender receives a refund with respect to Taxes to which it has been indemnified pursuant to this Section 3.01 (including by the payment of additional amounts pursuant to this Section 3.01), which in the reasonable discretion and good faith judgment of such Administrative Agent or Lender is allocable to such payment, it shall promptly pay such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Administrative Agent or Lender incurred in obtaining such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, however, that the Borrowers agree to promptly return such amount (plus any penalties, interest or other charges imposed by the relevant Governmental Authority), to the applicable Administrative Agent or Lender if it receives notice from the applicable Administrative Agent, Lender that such Administrative Agent or Lender is required to repay such refund to the relevant Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrowers pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrowers or any other Person.

(g) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.02 [Reserved].

3.03 [Reserved].

3.04 Increased Costs.

(a) [Reserved].

(b) Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time, after submission to the Main Borrower (with a copy to the Administrative Agent) of a written request therefor setting forth in reasonable detail the change and the calculation of such reduced rate of return, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (b) of this Section, describing the basis therefor and showing the calculation thereof in reasonable detail, and delivered to the Main Borrower shall be conclusive, absent manifest error. The Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Main Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) [Reserved].

(f) Certain Rules Relating to the Payment of Additional Amounts. If any Lender requests compensation pursuant to this Section 3.04, or a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, such Lender shall either (A) forego payment of such additional amount from such Borrower or (B) reasonably afford such Borrower the opportunity to contest, and reasonably cooperate with such Borrower in contesting, the imposition of any Indemnified Taxes or other amounts giving rise to such payment; provided that the Borrowers shall reimburse such Lender for its reasonable and documented out-of-pocket costs, including reasonable and documented attorneys’ and accountants’ fees and disbursements incurred in so cooperating with the Borrowers in contesting the imposition of such Indemnified Taxes or other amounts.

3.05 [Reserved].

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then such Lender shall (i) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (A) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, and (B) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender and (ii) promptly inform the Main Borrower and Administrative Agent when the circumstances giving rise to the applicability of such Sections no longer exists. The Borrowers hereby agree to pay all reasonable and documented costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is at such time a Defaulting Lender, then the Main Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. The parties’ obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Closing Date. The effectiveness of the Closing Date is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be (w) originals, telecopies or electronic copies (followed by originals upon request of the Administrative Agent), (x) properly executed by a duly authorized officer of the signing Loan Party, if and as applicable, (y) dated on or before the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and (z) in form and substance reasonably satisfactory to the Administrative Agent and, in the case of Security Documents, the Priority Collateral Trustee:

(i) executed counterparts of this Agreement from the parties hereto;

(ii) Notes executed by the Borrowers in favor of each Lender requesting Notes;

(iii) the Fee Letter;

(iv) [reserved];

(v) [reserved];

(vi) such certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of Peabody, each Loan Party and each Subsidiary party to a Loan Document, in each case, as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each officer of each Loan Party or Subsidiary executing the Loan Documents to which each Loan Party or Subsidiary is a party;

(vii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing;

(viii)the executed opinion of Jones Day, counsel to the Borrowers and special New York counsel to the other Loan Parties, addressed to the Administrative Agent, the Priority Collateral Trustee and each Lender, including, for the avoidance of doubt, opinions with respect to due execution, enforceability, non-contravention of law and agreements (including, without limitation, the Existing Credit Agreement and the Peabody Existing Indenture);

(ix) [reserved];

(x) [reserved];

(xi) a certificate of Responsible Officers of the Borrowers either (A) attaching copies of all material consents, licenses and approvals required in connection with the execution, delivery and performance by each Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect or (B) stating that no such consents, licenses or approvals are so required;

(xii) (A) unaudited consolidated financial statements of the Main Borrower and its Subsidiaries for the fiscal quarter ending September 30, 2020 and for the nine-month period then ended prepared in accordance with International Financial Reporting Standards, (B) an unaudited pro forma consolidated balance sheet and income statement of the Main Borrower and its Subsidiaries as of September 30, 2020 and for the nine-month period then ended, giving effect to the effectiveness of the Transaction and the other transactions contemplated hereby as if the effectiveness of the Transaction and the other transactions contemplated hereby had occurred as of such date (in the case of the balance sheet) or at the beginning of such period (in the case of the income statements), in the case of each of clauses (A) and (B), meeting the requirements of Regulation S-X under the Securities Act of 1933 (as amended) and (C) financial projections of the Main Borrower and its Subsidiaries (including the assumption on which such projections are based) for fiscal years 2021 through 2024;

(xiii) a certificate signed by Responsible Officers of the Borrowers certifying (A) that the conditions specified in Sections 4.01(d) and (j) have been satisfied, and (B) that there has not occurred since December 31, 2019, any Material Adverse Effect;

(xiv) a solvency certificate from the chief financial officer of the Main Borrower in the form of Exhibit K, which demonstrates that the Borrowers and their Subsidiaries on a consolidated basis, are, and immediately after giving effect to the Transaction and the other transactions contemplated hereby, will be Solvent;

(xv) the Peabody L/C Agreement duly executed by the parties thereto;

(xvi) the Priority Lien Notes Indenture duly executed by the parties thereto;

(xvii) Amendment No. 8 to Existing Credit Agreement duly executed by the parties thereto; and

(xviii) the Peabody 2024 Notes Indenture duly executed by the parties thereto.

(b) [reserved].

(c) [reserved].

(d) The Borrowers and their Subsidiaries shall have complied in all material respects with all state and federal regulations regarding bonding requirements.

(e) The Borrowers shall have delivered to the Administrative Agent the fair market value and book value valuation materials associated with the designation of the Main Borrower, Co-Borrower, PIC Acquisition, and Wilpinjong Opco as “Unrestricted Subsidiaries” under the Existing Credit Agreement on August 4, 2020.

(f) [reserved].

(g) Administrative Agent shall have received a certificate from the applicable Loan Party’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 6.07 is in full force and effect, together with endorsements naming Collateral Trustee, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under the Collateral Trust Agreement.

(h) In order to create in favor of Priority Collateral Trustee, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the Collateral (subject to the limitations set forth in the Security Documents), each Loan Party shall have delivered to Collateral Trustee:

(i) duly executed counterparts of each Security Document, including the Security Agreement;

(ii) except to the extent not required as of the Closing Date pursuant to the terms of the Security Documents, evidence reasonably satisfactory to Administrative Agent of the compliance by each Loan Party of their obligations under the Security Agreement and the other Security Documents (including their obligations to execute or authorize, as applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(iii) a completed Collateral Questionnaire, in a form reasonably satisfactory to the Administrative Agent and the Lenders, dated the Closing Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;

(iv) to the extent that any Capital Stock pledged pursuant to the Security Agreement is certificated and required to be delivered thereunder, the original share certificates for such Capital Stock accompanied by undated share transfer forms or other approved or instruments of transfer executed in blank; and

(v) except to the extent not required as of the Closing Date pursuant to the terms of the Security Agreement, evidence that each Loan Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including any other intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 7.03) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Administrative Agent.

(i) Any fees required to be paid on or before the Closing Date to the Administrative Agent or the Lenders under this Agreement, the Fee Letter or otherwise in connection with the Facilities shall have been paid and, unless waived by the Administrative Agent or the Lenders, as applicable, to the extent invoiced at least two Business Days prior to the Closing Date, the Borrowers shall have paid all reasonable and documented costs and expenses of the Administrative Agent and the Lenders (including the reasonable and documented fees and expenses of counsel to the Administrative Agent and the Lenders, plus such additional amounts of such reasonable and documented fees and expenses (including filing fees in respect of collateral) as shall constitute its reasonable estimate of such fees and expenses incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent)).

(j) There shall not exist any action, suit, investigation, litigation, proceeding or hearing, pending or threatened in any court or before any arbitrator or Governmental Authority that affects the transactions contemplated hereunder or otherwise impairs the ability of the Loan Parties to consummate the Transaction and the transactions contemplated hereunder and no preliminary or permanent injunction or order by a state or federal court shall have been entered, in each case that would be material and adverse to the Administrative Agent or the Lenders. All Governmental Authorities and Persons shall have approved or consented to the transactions contemplated hereby, to the extent required, and such approvals shall be in full force and effect.

(k) The Administrative Agent shall have received at least three business days prior to the Closing Date all documentation, including a completed certification regarding beneficial owners of legal entity customers, as required by FINCEN, and other information required by regulatory authorities with respect to the Borrowers and the other Loan Parties under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, that has been requested by the Administrative Agent at least [ten] Business Days prior to the Closing Date.

(l) The Administrative Agent (as defined in the Existing Credit Agreement) shall have received in immediately available funds (i) the Closing Date Revolver Payment; and (ii) the Amendment Fee (as defined in Amendment No. 8 to the Existing Credit Agreement).

(m) The Existing Revolving Commitments shall be terminated in their entirety prior to or simultaneously with the effectiveness hereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Administrative Agent, the Priority Collateral Trustee and the Lenders that:

5.01 Existence, Qualification and Power. Each of the Borrowers and their Subsidiaries (a) (i) is duly organized or formed and validly existing and (ii) is in good standing under the Laws of the jurisdiction of its incorporation or organization, if such legal concept is applicable in such jurisdiction, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its material assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified, licensed, and in good standing (to the extent good standing is an applicable legal concept in the relevant jurisdiction), under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license.

5.02 Authorization; No Contravention. The execution, delivery and performance by Peabody and each Loan Party of each Loan Document to which such Person is a party, (a) have been duly authorized by all necessary corporate or other organizational action and (b) do not and will not (i) contravene the terms of any of such Person’s Organizational Documents; (ii) conflict with or result in any breach or contravention of, or the creation of, any Lien (except for any Liens that may arise under the Loan Documents) under, or require any payment to be made under (A) any material Contractual Obligation to which such Person is a party or affecting such Person (other than Peabody) or the properties of such Person or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject or (C) any arbitral award to which such Person or its property is subject; or (iii) violate any Law binding on such Person.

5.03 Governmental Authorization. (a) No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority and (b) no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with any other Person, in each case, is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party or Peabody of this Agreement or any other Loan Document, except for those approvals, consents, exemptions, authorizations or other actions which have already been obtained, taken, given or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by Peabody and each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of Peabody or such Loan Party, enforceable against Peabody or each such Loan Party, that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other Laws relating to or affecting creditors’ rights generally, general principles of equity, regardless of whether considered in a proceeding in equity or at law and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) [Reserved].

(b) The financial statements delivered pursuant to Section 4.01(a)(xii)(A) (i) were prepared in accordance with International Financial Reporting Standards consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Main Borrower and its Subsidiaries as of such dates and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end adjustments.

(c) Since December 31, 2019, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The financial projections delivered pursuant to Section 4.01(a)(x)(C) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable in light of the conditions existing at the time of delivery of such forecasts (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Main Borrower’s control, and that no assurance can be given that the future developments addressed in such information can be realized).

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Main Borrower or its Subsidiaries threatened, at law, in equity, by or before any Governmental Authority, by or against the Borrowers or any of their Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or, as to which there is a reasonable possibility of a material adverse determination.

5.07 No Default. None of the Borrowers nor any of their Subsidiaries is in material default under or with respect to any Contractual Obligation. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership and Identification of Property.

(a) Each Borrower and its Subsidiaries have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not reasonably, individually or in the aggregate, materially impair the value or operations of such property or would prevent such property from being used in the manner in which it is currently being used by the Borrower and its Subsidiaries. As of the Closing Date, with respect to all Real Property: (i) each Borrower and its Subsidiaries possess all leasehold interests necessary for the operation of the Mines currently being operated by each of them, except where the failure to possess such leasehold interests could not reasonably, individually or in the aggregate, materially impair the value or operations of such property or would prevent such property from being used in the manner in which it is currently being used by the Borrower and its Subsidiaries, (ii) each of their respective rights under the leases, contracts, rights-of-way and easements necessary for the operation of such Mines are in full force and effect, except to the extent that failure to maintain such leases, contracts, rights of way and easements in full force and effect could not reasonably, individually or in the aggregate, materially impair the value or operations of such property or would prevent such property from being used in the manner in which it is currently being used by the Borrower and its Subsidiaries; and (iii) each Borrower and its Subsidiaries possesses all licenses, permits or franchises which are necessary to carry out its business as presently conducted at any Mine included or purported to be included in the Collateral pursuant to the Security Documents, except where failure to possess such licenses, permits or franchises could not, individually or in the aggregate, materially impair the value or operations of such property or would prevent such property from being used in the manner in which it is currently being used by the Borrower and its Subsidiaries.

5.09 Environmental Compliance. Except as disclosed on Schedule 5.09 as of the Closing Date:

(a) The facilities and properties currently or formerly owned, leased or operated by any Borrower, or any of its respective Subsidiaries (the “Properties”) do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a material violation of, or (ii) could reasonably be expected to give rise to material liability under, any applicable Environmental Law.

(b) No Borrower, nor any of its respective Subsidiaries has received any notice of material violation, alleged violation, non-compliance, liability or potential liability regarding compliance with or liability under Environmental Laws with regard to any of the Properties or the business operated by any Borrower, or any of its Subsidiaries (the “Business”), or any prior business for which any Borrower or any of its Subsidiaries has retained liability under any Environmental Law.

(c) Hazardous Materials have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably be expected to give rise to material liability under, any applicable Environmental Law, nor have any Hazardous Materials been generated, treated, stored or disposed of at, or under any of the Properties in violation of, or in a manner that could reasonably be expected to give rise to liability under, any applicable Environmental Law.

(d) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Main Borrower or its Subsidiaries, threatened under any Environmental Law to which the Borrowers, or any of their Subsidiaries is or, to the knowledge of the Main Borrower or their Subsidiaries, will be named as a party or with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other similar administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business.

(e) There has been no material release or threat of material release of Hazardous Materials at or from the Properties, or arising from or related to the operations of the Main Borrower, or any of its Subsidiaries in connection with the Properties or otherwise in connection with the Business, in violation of or in material amounts or in a manner that could reasonably be expected to give rise to liability under any applicable Environmental Laws.

(f) The Properties and all operations at the Properties are in material compliance with all applicable Environmental Laws.

(g) Each Borrower and each of its Subsidiaries has obtained, and is in compliance with, all Environmental Permits required for the material conduct of its businesses and operations, and the ownership, occupation, operation and use of its Property, and all such Environmental Permits are in full force and effect.

5.10 Insurance. The material properties of each Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which may be Affiliates of the Borrowers, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Borrower or the applicable Subsidiary operates.

5.11 Taxes. The Borrowers and their Subsidiaries have filed all applicable US Federal, state, foreign income and other material tax returns and material reports required to be filed, and have paid all material US Federal, state, foreign and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP; no material tax Lien has been filed which would not be permitted under Section 7.01 and, to the knowledge of the Main Borrower or its Subsidiaries, no material claim is being asserted, with respect to any material tax, fee or other charge.

5.12 ERISA Compliance.

(a) Each Plan is in material compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state Laws (except that with respect to any Multiemployer Plan which is a Plan, such representation is deemed made only to the knowledge of the Main Borrower or its Subsidiaries), and each Foreign Plan is in material compliance in all respects with the applicable provisions of Laws applicable to such Foreign Plan.

(b) There has been no non-exempt “prohibited transaction” (as described in Section 406 of ERISA or Section 4975 of the Code) or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; and (iii) neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

5.13 Subsidiaries. As of the Closing Date, the Borrowers have no Subsidiaries other than those specifically disclosed in Schedule 5.13.

5.14 Margin Regulations; Investment Company Act.

(a) None of the Borrowers are engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrowers, any Person Controlling any Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. (a) No report, financial statement, certificate or other information furnished in writing by any Loan Party to the Administrative Agent, the Priority Collateral Trustee or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, taken as whole with any other information furnished or publicly available, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date when made or delivered; provided that, with respect to any forecast, projection or other statement regarding future performance, future financial results or other future developments, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of delivery of such information (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given that the future developments addressed in such information can be realized).

(b) As of the Closing Date, to the best knowledge of the Main Borrower or its Subsidiaries, the information included in the Beneficial Ownership Certification provided on or prior to the Closing Date (if any) to any Lender in connection with this Agreement is true and correct in all respects.

5.16 Compliance with Laws. Each of the Borrowers and each Subsidiary is in compliance in all material respects with the requirements of all Laws (including any zoning, building, ordinance, code or approval or any building or mining permits and all orders, writs, injunctions and decrees applicable to it or to its properties), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

5.17 Anti-Corruption; Sanctions.

(a) None of the Borrowers, any Subsidiary, any of their respective directors or officers, nor, to the knowledge of the Main Borrower or its Subsidiaries, agent, employee or Affiliate of any Borrower or any Subsidiary is, or is owned or controlled by, a Sanctioned Person; and the Borrowers will not directly or, to the knowledge of the Main Borrower or its Subsidiaries, indirectly use the proceeds of the Loans for the purpose of financing the activities of any Sanctioned Persons, or in any Sanctioned Territory.

(b) No part of the proceeds of any Loan will be used, directly or, to the knowledge of either Borrower, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-bribery or anti-corruption laws, rules, regulations and orders (collectively, “Anti-Corruption Laws”).

(c) The Borrowers and each Subsidiary are in compliance, in all material respects, with Sanctions and Anti-Corruption Laws, and the PATRIOT Act.

5.18 Intellectual Property; Licenses, Etc. Each Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, except where the failure to own or possess the right to use such IP Rights could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Main Borrower or its Subsidiaries, the use of such IP Rights by each Borrower or its Subsidiaries does not infringe upon any rights held by any other Person except for any infringement that could not reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.18 as of the Closing Date, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Main Borrower or its Subsidiaries, threatened, which could reasonably be expected to have a Material Adverse Effect.

5.19 Security Documents.

(i) Each Security Document, when executed and delivered, is effective to create in favor of the Priority Collateral Trustee (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and the Priority Collateral Trustee has been authorized (and is hereby authorized) to make all filings of UCC-1 in the appropriate filing office necessary or desirable to fully perfect the Priority Collateral Trustee’s security interest in such Collateral described therein which can be perfected by filing a UCC-1 financing statement in the appropriate filing office, and (ii) with respect to the security interest created in the Collateral pursuant to each Security Document, upon such filings (or, with respect to possessory Collateral, upon the taking of possession by the Priority Collateral Trustee of any such Collateral which may be perfected by possession), such security interests will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the debtor party thereto in the Collateral described therein that can be perfected by filing a UCC-1 in the appropriate filing office or by delivery, in the case of possessory Collateral.

5.20 [Reserved].

5.21 Solvency. The Borrowers and their Subsidiaries are and, upon the incurrence of any Obligation by any Loan Party on any date on which this representation and warranty is made, will be, on a consolidated basis, Solvent.

5.22 Labor Relations. To the best knowledge of the Main Borrower or its Subsidiaries, neither Borrower nor any of its Subsidiaries is engaged in any unfair labor practice. There is (a) no unfair labor practice complaint pending against any Borrower or any of its Subsidiaries, or to the best knowledge of the Main Borrower or its Subsidiaries, threatened against any of them before the National Labor Relations Board (or equivalent in with respect to any non-U.S. jurisdiction) and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against the Borrowers or any of their Subsidiaries or to the best knowledge of the Main Borrower or its Subsidiaries, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Borrower or any of its Subsidiaries, and (c) to the best knowledge of the Main Borrower or its Subsidiaries, no union representation question existing with respect to the employees of any Borrower or any of its Subsidiaries and, to the best knowledge of the Main Borrower or its Subsidiaries, no union organization activity that is taking place.

5.23 Existing Credit Documents Event of Default. The designation of the Borrowers and Wilpinjong Opco as “Unrestricted Subsidiaries” under each of the Existing Credit Agreement and the Peabody Existing Indenture did not result in any Default or Event of Default (each as defined in the Existing Credit Agreement or the Peabody Existing Indenture).

ARTICLE VI.

AFFIRMATIVE COVENANTS

Until Payment in Full, each Borrower shall, and shall cause each of its respective Subsidiaries to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Main Borrower (commencing with the fiscal year ended December 31, 2020) a consolidated balance sheet of (x) with respect to the fiscal year ended December 31, 2020, Wilpinjong OpCo and (y) thereafter, the Main Borrower and its Subsidiaries, in each case, as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal year, setting forth in each case (commencing with the fiscal year ended December 31, 2021) in comparative form the figures for the previous fiscal year (x) with respect to the fiscal year ended December 31, 2020, for Wilpinjong OpCo and (y) thereafter, for the Main Borrower and its Subsidiaries (provided, that, all in reasonable detail and prepared in accordance with GAAP (other than with respect to the fiscal year ended December 31, 2020, which shall be prepared in accordance with International Financial Reporting Standards)); and other than respect to (x) the financial statements for the fiscal year ended December 31, 2020 and (y) the figures in comparative form delivered with respect to the fiscal year ended December 31, 2021, such consolidated statements shall be audited; and

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Main Borrower (commencing with the fiscal quarter ended March 31, 2021), a consolidated balance sheet of the Main Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Main Borrower’s fiscal year then ended, setting forth in each case (commencing with the fiscal quarter ended March 31, 2021) in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (x) with respect to the fiscal year ended December 31, 2020, for Wilpinjong OpCo and (y) thereafter, for the Main Borrower and its Subsidiaries, all in reasonable detail; such consolidated statements shall be certified by a Responsible Officer of the Main Borrower as fairly presenting in all material respects the financial condition, results of operations, changes in shareholders’ equity and cash flows of the Main Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

6.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail reasonably satisfactory to the Administrative Agent:

(a) not later than 90 days after the end of each fiscal year of the Main Borrower (commencing with the fiscal year ended December 31, 2020), coal reserve figures, including production, content and proven and probable reserves of “assigned” reserves and additional information with respect to “assigned” and “unassigned” reserves, and supporting information for the Wilpinjong Mine, in detail similar to that included in Peabody’s then most recent Form 10-K in accordance with SEC rules.

(b) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal year ended December 31, 2021), a duly completed Compliance Certificate signed by a Responsible Officer of the Main Borrower;

(c) use commercially reasonable efforts to arrange and participate in quarterly conference calls to discuss the Main Borrower’s results of operations for the previous quarters with the Administrative Agent and the Lenders, which such call may, but is not required to, be combined with a similar quarterly conference call conducted by Peabody, and in any event such call will be conducted no later than 10 Business Days following the date on which each of the quarterly and annual reports are made available as provided under Section 6.01;

(d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request; and

(e) not later than 60 days after the end of each fiscal year of the Main Borrower (commencing with the fiscal year ended December 31, 2020), a copy of summary projections by the Main Borrower of the operating budget and cash flow budget of the Main Borrower and its Subsidiaries for the succeeding fiscal year, such projections to be accompanied by a certificate of a Responsible Officer of the Main Borrower to the effect that such projections have been prepared based on assumptions believed by Main Borrower to be reasonable (it being understood that any such information is subject to significant uncertainties and contingencies, many of which are beyond the Main Borrower’s or its Subsidiaries’ control, and that no assurance can be given that the future developments addressed in such information can be realized).

Each Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers or their securities) (each, a “Public Lender”). Each Borrower hereby agrees that so long as a Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (a) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (b) by marking Borrower Materials “PUBLIC,” each Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat Borrower Materials as not containing any material non-public information with respect to the Borrowers or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); and (c) all Borrower Materials marked “PUBLIC” or not marked as containing material non-public information are permitted to be made available through a portion of the Platform designated “Public Investor.” Notwithstanding the foregoing, no Borrower shall be under any obligation to mark Borrower Materials “PUBLIC” or as containing material non-public information. In connection with the foregoing, each party hereto acknowledges and agrees that the foregoing provisions are not in derogation of their confidentiality obligations under Section 10.07.

6.03 Notices. Notify the Administrative Agent:

(a) promptly, of the occurrence of any Default or Event of Default hereunder or the occurrence of any “Default” or “Event of Default” under the Priority Lien Notes Documents;

(b) promptly, of any event which could reasonably be expected to have a Material Adverse Effect;

(c) of the occurrence of any ERISA Event that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, as soon as possible and in any event within 30 days after Main Borrower or a Subsidiary knows or has obtained notice thereof;

(d) 5 Business Days (or such shorter period acceptable to the Administrative Agent) prior to any Borrower or other Loan Party changing its legal name, jurisdiction of organization or the location of its chief executive office or sole place of business;

(e) to the extent that there will be a cancellation or material reduction in amount or material change in coverage for any insurance maintained by any Borrower or any Subsidiary, at least 10 days (or such shorter period as is reasonably acceptable to the Administrative Agent) prior to such cancellation, reduction or change;

(f) of the occurrence of any event described under clause (i) or (ii)(a) of the definition of “Wilpinjong Trigger Event”; and

(g) of any change in the information provided in the Beneficial Ownership Certification (if any) delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to clauses (a)-(c) of this Section shall be accompanied by a statement of a Responsible Officer of the Main Borrower setting forth details of the occurrence referred to therein and stating what action the Main Borrower has taken and proposes to take with respect thereto.

6.04 Payment of Tax Obligations. Except where failure to do so could not reasonably be expected to result in a Material Adverse Effect, with respect to each Borrower and each of its Subsidiaries, pay and discharge all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by such Borrower or such Subsidiary.

6.05 Preservation of Existence. Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Sections 7.04 or 7.18.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and material equipment, including Collateral, necessary in the operation of its business in good working order and condition (ordinary wear and tear and damage by fire or other casualty or taking by condemnation excepted), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) Keep in full force and effect all of its material leases and other material contract rights, and all material rights of way, easements and privileges necessary or appropriate for the proper operation of the Mines being operated by Main Borrower or a Subsidiary and included or purported to be included in the Collateral by the Security Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies which may be Affiliates of Main Borrower, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where each Borrower or the applicable Subsidiary operates.

6.08 Compliance with Laws. Comply in all respects with the requirements of all Laws (including the PATRIOT Act, Sanctions, the Anti-Corruption Laws and Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (or, in the case of compliance with the PATRIOT Act, Sanctions and the Anti-Corruption Laws, the failure to comply therewith is not material).

6.09 Books and Records. (a) Maintain proper books of record and account, in which in all material respects full, true and correct entries in conformity with GAAP shall be made of all material financial transactions and matters involving the assets and business of the Borrowers or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all material requirements of any Governmental Authority having regulatory jurisdiction over such Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (except to the extent (a) any such access is restricted by a Requirement of Law or (b) any such agreements, contracts or the like are subject to a written confidentiality agreement with a non-Affiliate that prohibits any Borrower or any of its Subsidiaries from granting such access to the Administrative Agent or the Lenders; provided that, with respect to such confidentiality restrictions affecting any Borrower or any of its Subsidiaries, a Responsible Officer is made available to such Lender to discuss such confidential information to the extent permitted), and to discuss the business, finances and accounts with its officers and independent public accountants at such reasonable times during normal business hours and as often as may be reasonably desired, provided that the Administrative Agent or such Lender shall give Main Borrower reasonable advance notice prior to any contact with such accountants and give Main Borrower the opportunity to participate in such discussions, provided further that the costs of one such visit per calendar year (or an unlimited amount if an Event of Default has occurred and is continuing) for the Administrative Agent, the Lenders and their representatives as a group shall be the responsibility of the Borrowers.

6.11 Use of Proceeds. Use of proceeds of the Term Loan Facility on the Closing Date shall be deemed used only to prepay certain Existing Revolving Loans.

6.12 Additional Guarantors. As of the date the Compliance Certificate referred to in Section 6.02 is required to be delivered, notify the Administrative Agent of any Subsidiary that is not a Guarantor and, by virtue of the definition of Guarantor would be required to be a Guarantor. Within 30 days of such notification (or such longer period as is reasonably acceptable to the Required Lenders), the Main Borrower shall cause any such Subsidiary to become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose.

6.13 [Reserved].

6.14 Preparation of Environmental Reports. If an Event of Default caused by reason of a breach under Sections 6.08 or 5.09 with respect to compliance with Environmental Laws shall have occurred and be continuing, at the reasonable request of the Required Lenders through the Administrative Agent, provide, in the case of either Borrower, to the Lenders within 60 days after such request (or such longer period as is reasonably acceptable to the Required Lenders), at the expense of the Borrowers, an environmental or mining site assessment or audit report for the Properties which are the subject of such default prepared by an environmental or mining consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Properties and the estimated cost of curing any violation or non-compliance of any Environmental Law.

6.15 Certain Long Term Liabilities and Environmental Reserves. To the extent required by GAAP, maintain adequate reserves for (a) future costs associated with any lung disease claim alleging pneumoconiosis or silicosis or arising out of exposure or alleged exposure to coal dust or the coal mining environment, (b) future costs associated with retiree and health care benefits, (c) future costs associated with reclamation of disturbed acreage, removal of facilities and other closing costs in connection with closing its mining operations and (d) future costs associated with other potential environmental liabilities.

6.16 Covenant to Give Security.

(a) Additional Security. Subject to the Agreed Security Principles, concurrently with any Subsidiary becoming a Guarantor pursuant to Section 6.12 (or a later date which the Administrative Agent agrees), cause any such Subsidiary to (i) provide, pursuant to security documentation reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent, a security interest in substantially all of its assets (subject to exceptions to be reasonably agreed between the Main Borrower and the Administrative Agent and consistent with the Agreed Security Principles), provided that if PIC Acquisition becomes a Guarantor, PIC Acquisition shall duly execute and deliver to the Priority Collateral Trustee counterparts to the Security Agreement and comply with all other requirements of the Security Agreement with respect to the Collateral of such Guarantor) and (ii) deliver such other officer’s certificates, Organizational Documents and legal opinions reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent.

(b) Further Assurances. Subject to any applicable limitation in any Security Documents, upon the request of the Administrative Agent, at the expense of the Borrowers, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or reasonably desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, the Security Documents, including the filing of financing statements necessary or advisable in the opinion of the Administrative Agent or the Priority Collateral Trustee to perfect any security interests created under the Security Documents. Notwithstanding anything herein or in any other Security Document to the contrary, Administrative Agent is hereby authorized to deliver additional directions in writing to the Priority Collateral Trustee from time to time (it being agreed that each such direction shall constitute an Act of Required Secured Parties under the Collateral Trust Agreement, and, by its execution hereof, Lenders constituting Required Lenders shall be deemed to have provided written consent to each such direction) authorizing and directing the Priority Collateral Trustee to execute additional Security Documents and amendments thereto (in each case, covering additional or new property or assets, as determined in the Administrative Agent’s sole discretion).

(c) Junior Lien Indebtedness Guarantees and Collateral. Without limitation of (and subject to) any provision in the Collateral Trust Agreement, if the Junior Collateral Trustee or any holder of Junior Lien Indebtedness receive any additional guaranty or any additional collateral in connection with the Junior Lien Indebtedness after the Closing Date, without limitation of any Event of Default that may arise as a result thereof, the Loan Parties shall, concurrently therewith, cause the same to be granted to the Administrative Agent or the Priority Collateral Trustee, as applicable, for its own benefit and the benefit of the Secured Parties.

(d) Agreed Security Principles. With respect to any Subsidiary other than PIC Acquisition, the provision of Collateral and the terms of the Security Documents shall be subject in all respects to the Agreed Security Principles and the limitations set forth therein.

6.17 Post Closing Covenant. Cause to be delivered on or before 3 Business Days after the Closing Date, an effective First Supplemental Indenture to the Priority Lien Notes Indenture, in the form attached as Exhibit 2 to the First Amendment to the Transaction Support Agreement, dated as of the Closing Date, with such other modifications that are reasonably acceptable to the Administrative Agent.

6.18 ERISA. Except, in each case, to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA, the Code, and other Laws applicable to the Plans.

ARTICLE VII.

NEGATIVE COVENANTS

Until Payment in Full, neither Borrower shall, nor shall either Borrower permit any Subsidiary to, directly or indirectly (except with respect to Sections 7.04 and 7.09):

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document securing the Secured Obligations;

(b) [Reserved];

(c) Liens for taxes of any Borrower or any Subsidiary not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens of Wilpinjong Opco or any of its Subsidiaries arising in the ordinary course of business of such entity which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

(e) Liens incurred or pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and employee health and disability benefit legislations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(f) Liens (including deposits) to secure the performance of bids, trade contracts and leases (other than Indebtedness), reclamation bonds, insurance bonds, statutory obligations, surety and appeal bonds, performance bonds, bank guarantees and letters of credit and other obligations or liabilities of a like nature incurred in the ordinary course of business of Wilpinjong Opco or any of its Subsidiaries;

(g) Surface use agreements, easements, rights-of-way, zoning restrictions, encroachments, other restrictions and other similar encumbrances, pipelines, leases (other than Capital Lease Obligations), licenses, special assessments, trackage rights, transmission and transportation lines related to mining leases, mineral rights or other Real Property (including any re-conveyance obligations to a surface owner following mining, royalty payments) and other obligations under surface owner purchase or leasehold arrangements necessary to obtain surface disturbance rights to access the subsurface coal deposits and similar encumbrances on Real Property imposed by law or arising in the ordinary course of business that do not secure any monetary obligation and which do not in any case materially detract from the value or impair the use of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person and none of which is violated by the existing structures, land use, or operations;

(h) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or surety bonds related to such attachments or judgments;

(i) Liens securing Indebtedness of Wilpinjong Opco and any Subsidiaries permitted by Section 7.03(k); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, any other property which may be incorporated with or into that financed property or any after-acquired title in or on such property and proceeds of the existing collateral in accordance with the instrument creating such Lien, including replacement parts, accessories or enhancements that are affixed to any leased goods and (ii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired (it being understood that Liens of the type described in this subsection (i) incurred by a Subsidiary before such time as it became a Subsidiary are permitted under this subsection (i));

(j) Liens on property or assets acquired in a transaction permitted by Section 7.02 or of a Person which becomes a Subsidiary after the date hereof; provided that (i) such Liens existed at the time such property or assets were acquired or such entity became a Subsidiary and were not created in anticipation thereof, (ii) such Liens do not extend to any other property or assets of such Person (other than the proceeds of the property or assets initially subject to such Lien) or of Wilpinjong Opco or any Subsidiary and (iii) the amount of Indebtedness secured thereby is not increased;

(k) Liens on the property of Wilpinjong Opco or any of its Subsidiaries, as a tenant under a lease or sublease entered into in the ordinary course of business by such Person, in favor of the landlord under such lease or sublease, securing the tenant’s performance and payment of lease or royalty payments under such lease or sublease, as such Liens are provided to the landlord under applicable Law and not waived by the landlord and not yet due and payable;

(l) Liens (including those arising from precautionary UCC financing statement filings and those which are security interests for purposes of the Personal Property Securities Act of 2009 (Cth)) with respect to bailments, operating leases or consignment or retention of title arrangements entered into by Wilpinjong Opco or any of its Subsidiaries in the ordinary course of business;

(m) Liens securing Indebtedness permitted under Section 7.03(c), to the extent that the Indebtedness being refinanced was originally secured in accordance with this Section 7.01, provided that such Lien does not apply to any additional property or assets of the Borrowers or any Subsidiary (other than property or assets within the scope of the original granting clause or the proceeds of the property or assets subject to such Lien);

(n) Liens securing Indebtedness or other obligations of PIC Acquisition or another Subsidiary to the Main Borrower;

(o) leases, subleases, licenses and rights-of-use granted to others incurred in the ordinary course of business and that do not materially and adversely affect the use of the property encumbered thereby for its intended purpose;

(p) (i) Liens in favor of a banking institution arising by operation of law or any contract encumbering deposits (including the right of set-off) held by such banking institutions incurred in the ordinary course of business and which are within the general parameters customary in the banking industry or (ii) contractual rights of setoff to the extent constituting Liens;

(q) Liens on assets of Wilpinjong Opco or any of its Subsidiaries pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the Disposition of such assets not prohibited by Section 7.05;

(r) subject to the Collateral Trust Agreement, Liens on the Collateral of the Loan Parties held by the Junior Collateral Trustee securing Junior Lien Indebtedness in an aggregate principal amount at any time not exceeding the Junior Lien Cap as of such date and all related Junior Lien Obligations;

(s) Liens in favor of an escrow agent arising under an escrow arrangement incurred in connection with the issuance of notes with respect to the proceeds of such notes and anticipated interest expenses with respect to such notes;

(t) Liens securing Refinancing Notes or Permitted Refinancing Indebtedness of the foregoing; provided that (i) such Liens rank junior or pari passu with the Liens securing the Secured Obligations pursuant to the Security Documents, (ii) the rights of the holders of the Refinancing Notes or such Permitted Refinancing Indebtedness are subject to the Collateral Trust Agreement with respect to such Liens, (iii) such Liens encumber only the assets, or a subset of the assets, that secure the Secured Obligations and (iv) for the avoidance of doubt, Liens shall only be permitted under this Section 7.01(t) to the extent that the Refinancing Notes or Permitted Refinancing Indebtedness are permitted to be secured under Section 7.03;

(u) Liens on specific items of inventory, equipment or other goods and proceeds of Wilpinjong Opco or any of its Subsidiaries securing such Person’s obligations in respect thereof or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) subject to the Collateral Trust Agreement, Liens on the Collateral in favor of the Priority Collateral Trustee for the benefit of holders of Priority Lien Notes Indebtedness securing the Priority Lien Notes Indebtedness permitted pursuant to Section 7.03(b), and Permitted Refinancing Indebtedness permitted under Section 7.03(c) and the TSA Obligations;

(w) non-exclusive licenses to use intellectual property rights of Wilpinjong Opco or any of its Subsidiaries to secure the performance of bids, tenders, trade contracts, leases, public or statutory obligations, surety and appeal bonds, reclamation bonds, performance bonds and other obligations or liabilities of a like nature, in each case in the ordinary course of business;

(x) other Liens securing Indebtedness or obligations in an aggregate amount at any time outstanding not to exceed $5,000,000;

(y) Liens in favor of the Wilpinjong Mine Customer pursuant to any agreement in effect on the Closing Date and any amendment, modification, restatement, extension, renewal or replacement of such agreement that is no less favorable in any material respect to the Borrowers and their Subsidiaries than the agreement in effect on the Closing Date; and

(z) (x) Liens securing Production Payments, royalties, and dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties or (y) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture, in each case, consistent with normal practices in the mining industry.

7.02 Investments. Make any Investments, except:

(a) Investments held by the Borrowers or Subsidiary in the form of cash or Cash Equivalents;

(b) [reserved];

(c) Investments of Wilpinjong Opco or any of its Subsidiaries consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Investments (including debt obligations and Capital Stock) of Wilpinjong Opco or any of its Subsidiaries received in satisfaction of judgments or in connection with the bankruptcy or reorganization of suppliers and customers of Wilpinjong Opco and its Subsidiaries and in settlement of delinquent obligations of, and other disputes with, such customers and suppliers arising in the ordinary course of business;

(e) (i) Investments of Wilpinjong Opco or any of its Subsidiaries in the nature of Production Payments, royalties, dedication of reserves under supply agreements or similar or related rights or interests granted, taken subject to, or otherwise imposed on properties, (ii) cross charges, Liens or security arrangements entered into in respect of a Joint Venture for the benefit of a participant, manager or operator of such Joint Venture or (iii) payments or other arrangements whereby Wilpinjong Opco or any of its Subsidiaries provides a loan, advance payment or guarantee in return for future coal deliveries, in each case consistent with normal practices in the mining industry;

(f) to the extent they involve an Investment, extensions of credit or letters of support to lessors, customers, suppliers and Joint Venture partners in the ordinary course of business, in each case, by Wilpinjong Opco or its Subsidiaries;

(g) (i) promissory notes and other similar non-cash consideration received by Wilpinjong Opco or any of its Subsidiaries in connection with Dispositions not otherwise prohibited under this Agreement and (ii) Investments of Wilpinjong Opco or any of its Subsidiaries received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrowers, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, (B) litigation, arbitration or other disputes or (C) the foreclosure with respect to any secured investment or other transfer of title with respect to any secured investment;

(h) to the extent they involve an Investment, purchases and acquisitions, in the ordinary course of business, of inventory, supplies, material or equipment or the licensing or contribution of intellectual property;

(i) Hedging Agreements or Cash Management Obligations permitted under Section 7.03(e);

(j) Investments consisting of purchases of the Priority Lien Notes to the extent not prohibited hereunder;

(k) Investments by the Main Borrower or any Subsidiary in other Subsidiaries, and Investments by any Subsidiary in the Main Borrower;

(l) Investments resulting from pledges and deposits permitted under 7.01(e);

(m) any Investment (i) acquired as a capital contribution to the Main Borrower, or (ii) made in exchange for, or out of the net cash proceeds of, a substantially concurrent offering (with any offering within 45 days deemed as substantially concurrent) of Qualified Equity Interests of the Borrowers;

(n) [reserved];

(o) [reserved];

(p) [reserved];

(q) (i) receivables owing to Wilpinjong Opco or any of its Subsidiaries if created or acquired in the ordinary course of business, (ii) endorsements for collection or deposit in the ordinary course of business and (iii) securities, instruments or other obligations received by Wilpinjong Opco or any of its Subsidiaries in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(r) Investments of any Subsidiary made pursuant to surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds and related letters of credit or similar obligations, in each case, to the extent such surety bonds, reclamation bonds, performance bonds, bid bonds, appeal bonds, related letters of credit and similar obligations are permitted under this Agreement and relate solely to the mining operations of Wilpinjong Opco and its Subsidiaries; and

(s) Investments of Wilpinjong Opco or any of its Subsidiaries consisting of indemnification obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, reclamation bonds and completion guarantees and similar obligations under any Mining Law or Environmental Law or with respect to workers’ compensation benefits, in each case entered into solely with respect to the mining operations of Wilpinjong Opco and its Subsidiaries in the ordinary course of business, and pledges or deposits made in the ordinary course of business in support of obligations under existing coal sales contracts (and extensions or renewals thereof on similar terms).

7.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness or issue any Preferred Stock except:

(a) Indebtedness arising under the Loan Documents (including any Refinancing Facility);

(b) Indebtedness arising under the Priority Lien Notes Indenture in an aggregate principal amount at any one time outstanding not to exceed $194,000,000 (less (x) the aggregate amount of mandatory prepayments or purchases of such Indebtedness made thereunder from time to time and (y) voluntary repayments of the Term Loans made with Internally Generated Cash) and any related guarantees thereto);

(c) any Permitted Refinancing Indebtedness of Indebtedness permitted under Section 7.03(b) or of Indebtedness subsequently incurred under this Section 7.03(c);

(d) Guarantees extended by Wilpinjong Opco or any of its Subsidiaries in respect of Indebtedness otherwise permitted hereunder of Wilpinjong Opco or any such Subsidiary;

(e) Indebtedness in respect of (i) Cash Management Obligations incurred in the ordinary course of business and (ii) Hedging Agreements entered into by Wilpinjong Opco or any of its Subsidiaries incurred in the ordinary course of business, consistent with prudent business practice, and not for speculative purposes;

(f) (i) Indebtedness of any Borrower or any Subsidiary owed to any Borrower or any Subsidiary and (ii) Disqualified Equity Interests or Preferred Stock of a Subsidiary issued to the Main Borrower or another Subsidiary; provided that, any such Indebtedness extended by a Loan Party or any non-Loan Party to a Loan Party must be subordinated to the Secured Obligations on customary terms; provided further, Indebtedness extended by any Loan Party to any non-Loan Party shall be permitted so long as such Indebtedness is evidenced by a promissory note, in form and substance reasonably satisfactory to the Administrative Agent (it being acknowledged that the form of intercompany note attached hereto as Exhibit F is satisfactory to the Administrative Agent), and such promissory note shall be pledged to the Priority Collateral Trustee as Collateral (such debt, “Pledged Intercompany Indebtedness”);

(g) Indebtedness arising as a result of a Lien on the Collateral securing Junior Lien Indebtedness permitted under Section 7.01(r);

(h) Preferred Stock of a Subsidiary issued to the Main Borrower or a Subsidiary; provided that any subsequent transfer of any Capital Stock or any other event which results in any such Subsidiary ceasing to be a Subsidiary or any other subsequent transfer or any such Preferred Stock (except to Main Borrower or a Subsidiary) shall be deemed, in each case, to be an issue of Preferred Stock;

(i) [reserved];

(j) [reserved];

(k) Indebtedness of Wilpinjong Opco or any of its Subsidiaries incurred and the proceeds of which are used solely to finance the purchase, lease or acquisition of any Relevant Equipment and that is secured by such Relevant Equipment, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such equipment or secured by a Lien on any such equipment before the acquisition thereof; provided that the aggregate principal amount at any time outstanding of any Indebtedness incurred pursuant to this clause, including all Permitted Refinancing Notes incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause, may not exceed the greater of (a) $20,000,000 or (b) 4.0% of Consolidated Net Tangible Assets; provided further that the ratio of Indebtedness incurred pursuant to this clause to the fair market value of the applicable Relevant Equipment shall at no time exceed 75%;

(l) [reserved];

(m) [reserved];

(n) (i) Indebtedness of Loan Parties constituting (A) unsecured senior or senior subordinated debt securities, (B) debt securities that are secured by a Lien ranking junior to the Liens securing the Secured Obligations or (C) debt securities that are secured by a Lien ranking pari passu with the Liens securing the Secured Obligations in an aggregate principal amount, which Refinances some or all of the Term Loans incurred hereunder and has an aggregate principal amount which does not exceed the principal amount of the Term Loans hereunder which are being Refinanced except with respect to any Permitted Refinancing Increase (such Indebtedness, the “Refinancing Notes”); provided that (1) with respect to Refinancing Notes incurred under clause (n)(C) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than the Maturity Date, (y) the weighted average life to maturity of such Refinancing Notes is greater than or equal to the weighted average life to maturity of the Term Loans and any other Refinancing Facilities, and (z) such Refinancing Notes shall not be subject to any mandatory prepayment, repurchase or redemption provisions, unless the prepayment, repurchase or redemption of such Indebtedness is accompanied by the prepayment of a pro rata portion of the outstanding principal of the Term Loans hereunder pursuant to Section 2.05 hereof, (2) with respect to Refinancing Notes incurred under clause (n)(A) or (n)(B) hereof, (x) the final stated maturity of such Refinancing Notes shall not be sooner than 180 days after the Maturity Date , (y) the weighted average life to maturity of such Refinancing Notes is greater than the weighted average life to maturity of the Term Loans and any other Refinancing Facilities and (z) such Refinancing Notes does not have scheduled amortization or payments of principal and shall not be subject to mandatory redemption, repurchase, prepayment or sinking fund obligations (other than pursuant to customary asset sale, event of loss, excess cash flow (provided that such excess cash flow sweep does not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 2.05(g) hereof), change of control prepayment provisions (provided that such cash sweeps do not require the application of any excess cash flow that would otherwise be required to be applied to the prepayment of the Term Loans pursuant to Section 2.05(g) hereof) and a customary acceleration right after an event of default), in each case prior to the Maturity Date at the time such Refinancing Notes is incurred, (3) no Default or Event of Default shall have occurred or be continuing at the time of occurrence of such Refinancing Notes or would result therefrom, (4) to the extent secured, (x) such Indebtedness shall not be secured by a Lien on any asset of any Borrower or its Subsidiaries that does not also secure the Secured Obligations and (y) such Indebtedness shall be subject to the Collateral Trust Agreement, and (5) to the extent guaranteed, such Indebtedness shall not be guaranteed by a Subsidiary that is not a Guarantor of the Secured Obligations;

(o) [reserved];

(p) [reserved];

(q) Indebtedness of Wilpinjong Opco or any of its Subsidiary not otherwise permitted hereunder in an aggregate principal amount at any time outstanding not to exceed the greater of (i) $5,000,000 and (ii) 1% of Consolidated Net Tangible Assets.

(r) Indebtedness of Wilpinjong Opco or any Subsidiary in connection with one or more standby or trade-related letters of credit, performance bonds, bid bonds, appeal bonds, bankers acceptances, insurance obligations, reclamation obligations, bank guarantees, surety bonds, completion guarantees or other similar bonds and obligations, including self-bonding arrangements, issued by a Subsidiary solely with respect to the mining operations of Wilpinjong Opco and its Subsidiaries, in each case, in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

(s) Indebtedness arising from agreements of Wilpinjong Opco or any Subsidiaries providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or any Subsidiary;

(t) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; and

(u) Indebtedness of Wilpinjong Opco or any of its Subsidiaries consisting of (i) the financing of insurance premiums solely with respect to the mining operations of Wilpinjong Opco or any of its Subsidiaries or (ii) take-or-pay obligations contained in supply or other arrangements.

7.04 Fundamental Changes. Until Payment in Full:

(a) None of the Borrowers or PIC Acquisition will merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) of any Borrower and its Subsidiaries, to or in favor of any Person.

(b) Peabody will not merge, dissolve, liquidate, consolidate with or Dispose of, in a single transaction or a series of related transactions, all or substantially all of its assets to any Person unless:

(i) the resulting, surviving or transferee Person (if not Peabody) shall be a Person organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and such Person shall expressly assume, by an assignment agreement, executed and delivered to the Administrative Agent, all the obligations of Peabody under the Loans, including pursuant to the Wilpinjong Mandatory Offer;

(ii) except in the case of a merger entered into solely for reincorporating Peabody in another jurisdiction, immediately after giving effect to such transaction and the assumption contemplated by the immediately preceding clause (i), there shall not have occurred an Event of Default described in Section 8.01(m)(i) or (ii);

(iii) such transaction shall be permitted under the Peabody Existing Indenture, the Peabody 2024 Notes Indenture, the Existing Credit Agreement and the Peabody L/C Agreement excluding the effect of any amendments to or waivers with respect to either of such indentures after the Closing Date; and

(iv) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate of the Main Borrower and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition comply with the applicable provisions of this Agreement and that all conditions precedent in this Agreement relating to such transaction have been satisfied.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition (other than Dispositions permitted pursuant to Sections 7.01, 7.04 and 7.06), except:

(a) (i) the sale of damaged, obsolete, unusable or worn out equipment or equipment that is no longer needed in the conduct of the business of Wilpinjong Opco and its Subsidiaries and (ii) sales of inventory, used or surplus equipment or reserves and dispositions related to the burn-off of mines;

(b) [reserved];

(c) [reserved];

(d) Dispositions of cash and Cash Equivalents pursuant to transactions permitted under this Agreement (including pursuant to Section 7.02) or otherwise in the ordinary course of business;

(e) [reserved];

(f) [reserved];

(g) licensing, sublicensing and cross-licensing arrangements involving any technology or other intellectual property of Wilpinjong Opco or any of its Subsidiaries in the ordinary course of business or lapse or abandonment of intellectual property rights in the ordinary course of business that, in the reasonable judgment of the Main Borrower, is no longer useful in its business;

(h) Dispositions by Wilpinjong Opco or any of its Subsidiaries of assets by virtue of an asset exchange or swap with a third party in any transaction (a) with an aggregate Fair Market Value less than or equal to $15,000,000, (b) involving a coal-for-coal swap, (c) to the extent that an exchange is for Fair Market Value and for credit against the purchase price of similar replacement property or (d) consisting of a coal swap involving any Real Property.

(i) (A) the grant in the ordinary course of business of any non-exclusive easements, permits, licenses, rights of way, surface leases or other surface rights or interests, (B) exchanges and relocation of easements for pipelines, oil and gas infrastructure and similar arrangements in the ordinary course of business and (C) any lease, sublease or license of assets (with Wilpinjong Opco or a Subsidiary as the lessor, sublessor or licensor) in the ordinary course of business;

(j) (i) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies or (ii) transfers of properties that have been subject to a casualty event or act of god;

(k) immediately after giving effect to such Disposition, (i) no Event of Default has occurred and is continuing, (ii) the consideration received for such Disposition shall be in an amount at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Disposition as reasonably determined by the Main Borrower in good faith) thereof, (iii) any such Disposition in a transaction or series of related transactions of assets shall have a Fair Market Value of less than $5,000,000 and the aggregate Fair Market Value of all such Dispositions made pursuant to this clause (k) shall be less than $15,000,000, and (iv) at least 90%

of the consideration for such Dispositions undertaken pursuant to this Section 7.05(k) shall be paid in cash or Cash Equivalents, provided that, for purposes of this provision, each of the following shall be deemed to be cash:

(A) any securities, notes, other obligations or assets received by Main Borrower or any Subsidiary from such transferee that are converted by Main Borrower or such Subsidiary into cash or Cash Equivalents within 90 days of the receipt thereof, to the extent of the cash or Cash Equivalents received in that conversion; and

(B) any liabilities of any Borrower or any Subsidiary (other than contingent liabilities) that are assumed by the transferee of any such assets and as a result of which any Borrower or such Subsidiary is released from further liability.

(l) [reserved];

(m) Dispositions that do not constitute Asset Sales;

(n) [reserved];

(o) (i) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims in the ordinary course of business or (ii) any settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any Subsidiary or any of their successors or assigns;

(p) the unwinding or termination of any Hedging Obligations or Cash Management Obligations; and

(q) Dispositions between a Loan Party and a non-Loan Party to the extent that such Disposition would be permitted by Section 7.02(k).

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment except that:

(a) (i) each Subsidiary may make Restricted Payments to Main Borrower, the Subsidiaries and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made or as otherwise required pursuant to its Organizational Documents and (ii) as of and following the Closing Date, (A) Main Borrower and each Subsidiary may make payments and prepayments of principal or interest on account of intercompany Indebtedness (x) owing to Main Borrower or any other Loan Party or (y) other than during the continuance of an Event of Default, permitted under Section 7.03(f) (provided that an arm’s length rate of interest may be paid during any such continuance of an Event of Default) and (B) each non-Loan Party Subsidiary may make payments and prepayments of principal or interest on account of intercompany Indebtedness owing to any non-Loan Party Subsidiary;

(b) Main Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person or another Subsidiary;

(c) the Borrowers may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issuance of new shares of common stock or other Qualified Equity Interests of the applicable Borrower;

(d) (i) Main Borrower and any Subsidiary may make regularly scheduled payments of interest and principal at maturity of unsecured Indebtedness and (ii) Main Borrower and any Subsidiary may redeem, repurchase or otherwise acquire or retire for value any unsecured Indebtedness in anticipation of satisfying a scheduled maturity, sinking fund or amortization installment obligation, in the case of this clause (ii), due within one month of the date of such redemption, repurchase, acquisition or retirement;

(e) the repayment, redemption, repurchase, defeasance or other acquisition or retirement for value of unsecured or Subordinated Indebtedness with the net cash proceeds of, or in exchange for, Permitted Refinancing Indebtedness;

(f) (i) the payment of management or similar fees pursuant to the Management Services Agreement and any indemnification and reimbursement payments required thereunder provided that the aggregate amount of all such fees and payments may not exceed $15,000,000 in any calendar year; and (ii) any tax sharing payments to Peabody or its Affiliates; provided that any tax sharing payments may not exceed the amount that the Main Borrower and its Subsidiaries would have been required to pay in respect of foreign, federal, state or local income Taxes (as the case may be) in respect of the applicable fiscal year if the Main Borrower and its Subsidiaries paid such Taxes directly as a stand-alone taxpayer (or stand-alone group); and

(g) Restricted Payments with respect to the Priority Lien Notes as described in clause (c) of the definition thereof so long as (x) a substantially simultaneous prepayment in accordance with Section 2.05(k) of the Term Loans is made in a ratable amount to be determined by the aggregate principal amount of the Priority Lien Notes outstanding and the aggregate principal amount of the Term Loans outstanding at the time of such prepayment or repurchase under the Priority Lien Indenture or (y) to the extent that such Restricted Payments are made pursuant to open market purchases, not later than 30 days after each date on which such Restricted Payment is made, an offer pursuant to Section 2.20 shall be made for in a ratable aggregate principal amount to be determined by the aggregate principal amount of the Priority Lien Notes outstanding and the aggregate principal amount of the Term Loans outstanding at the time of such repurchase, at a price that, as a percentage of the principal acquired, is the same as the price paid for the repurchase of such Priority Lien Notes.

7.07 Change in Nature of Business. Engage in any material line of business other than a Similar Business.

7.08 Transactions with Affiliates. Enter into, renew or extend any transaction or arrangement, including, without limitation, any purchase, sale, lease or exchange of property or assets or the rendering of any service, with any Affiliate of the Main Borrower or any Subsidiary (a “Related Party Transaction”) involving an aggregate consideration in excess of $2,500,000, unless the Related Party Transaction is (a) not prohibited by this Agreement and (b) on fair and reasonable terms that are not materially less favorable (as reasonably determined by the Main Borrower) to the Main Borrower or any of the relevant Subsidiaries than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Main Borrower; provided that (i) any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $5,000,000 must first be approved by a majority of the board of directors of the Main Borrower who are disinterested in the subject matter of the transaction pursuant to a resolution by the board of directors of the Main Borrower and (ii) with respect to any Related Party Transaction or series of Related Party Transactions with an aggregate value in excess of $10,000,000, the Main Borrower must deliver to the Administrative Agent an opinion from an accounting, appraisal, or investment banking firm of national standing in the applicable jurisdiction (x) stating that its terms are not materially less favorable to the Main Borrower or any of the relevant Subsidiaries that would have been obtained in a comparable transaction with an unrelated Person or (ii) as to the fairness to the Main Borrower or any of the relevant Subsidiaries of such Related Party Transaction from a financial point of view. Notwithstanding the foregoing, the foregoing restrictions shall not apply to the following:

(A) transactions between or among the Main Borrower and any of its Subsidiaries or between Subsidiaries of the Main Borrower;

(B) the payment of reasonable and customary fees and reimbursement of expenses payable to directors of the Borrowers or any of their Subsidiaries or to any Plan, Plan administrator or Plan trustee;

(C) loans and advances to directors, officers and employees to the extent permitted by Section 7.02, but only to the extent permitted by applicable Law, including the Sarbanes-Oxley Act of 2002;

(D) the arrangements with respect to the procurement of services of directors, officers, independent contractors, consultants or employees in the ordinary course of business and the payment of customary compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and reasonable reimbursement arrangements in connection therewith;

(E) payments to directors and officers of the Borrowers and their Subsidiaries in respect of the indemnification of such Persons in such respective capacities from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, as the case may be, pursuant to the Organizational Documents or other corporate action of the Borrowers or their Subsidiaries, respectively, or pursuant to applicable Law;

(F) (i) intercompany Investments permitted pursuant to Section 7.02(k), (ii) intercompany Indebtedness and issuances of Disqualified Equity Interests, in each case, permitted pursuant to Section 7.03(f) and (iii) Dispositions not prohibited by Section 7.05;

(G) (i) any payment pursuant to the terms of either Management Services Agreement, including the payment of management or similar fees and any indemnification and reimbursement payments required thereunder; provided that the aggregate amount of all such fees and payments may not exceed $15,000,000 in any calendar year, and (ii) the payment of any tax sharing payments, in the case of each of (i) and (ii) permitted under Section 7.06(f);

(H) transactions arising under any contract, agreement, instrument or other arrangement in effect on the Closing Date and set forth on Schedule 7.08, as amended, modified or replaced form time to time so long as the amended, modified or new arrangements, taken as a whole at the time such arrangements are entered into, are not materially less favorable to the Main Borrower and its Subsidiaries than those in effect on the Closing Date;

(I) transactions with customers, clients, suppliers, joint venture partners, managers, operators, or purchasers or sellers of goods or services (including pursuant to joint venture agreements) solely with respect to the mining operations of Wilpinjong Opco and its Subsidiaries in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Main Borrower, as determined in good faith by the Main Borrower; and

(J) any lease or sublease of equipment to any Affiliate in the ordinary course of business on terms at least as favorable as might reasonably have been obtained at such time from a Person that is not an Affiliate of the Main Borrower, as determined in good faith by the Main Borrower.

7.09 Limitation on Activities. Until Payment in Full:

(a) Main Borrower. The Main Borrower may not (i) incur any Indebtedness other than as permitted under clauses (a), (b), (c), (e), (f), (g), (n) and (t) of Section 7.03, (ii)(x) beneficially own, directly or indirectly, any Equity Interests in any entity unless Main Borrower beneficially owns 100% of such Equity Interests or (y) own any other material assets other than cash or Cash Equivalents or receivables arising in connection with intercompany transactions, or (iii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. Main Borrower may not engage in any business or transactions other than (w) business or transactions related directly or indirectly to the performance of its obligations under this Agreement, (x) holding 100% of the Capital Stock of PIC Acquisition, (y) transactions pursuant to (I) the terms of either Management Service Agreement, including the payment of management or similar fees and any indemnification and reimbursement payments required thereunder, and (II) any tax sharing payments, in each case, permitted under Section 7.06, and (z) transactions related to holding intercompany receivables from, or incurring intercompany payables with its Subsidiaries, including Wilpinjong Opco.

(b) Co-Borrower. Co-Borrower may not (i) incur any Indebtedness other than as permitted under clauses (a), (b), (c), (e), (f), (g), (n) and (t) of Section 7.03, (ii) have any direct or indirect Subsidiaries, (iii) own, directly or indirectly, any Equity Interests or any other assets, or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. Co-Borrower may not engage in any business or transactions other than (x) business or transactions related directly or indirectly to the performance of its obligations under this Agreement and (y) transactions pursuant to (I) the terms of either Management Service Agreement, including the payment of management or similar fees and any indemnification and reimbursement payments required thereunder, and (II) any tax sharing payments, in each case, permitted under Section 7.06.

(c) PIC Acquisition. PIC Acquisition may not (i) incur any Indebtedness (other than as permitted under clauses (f) and (t) of Section 7.03 and, if it becomes a Loan Party hereunder, as permitted under clauses (a), (b), (c), (e), (g) and (n) of Section 7.03), (ii) (x) beneficially own, directly or indirectly, any Equity Interests in any entity other than holding 100% of the capital stock of Wilpinjong Opco or (y) own any other material assets other than cash or Cash Equivalents or receivables arising in connection with intercompany transactions, or (iii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons. PIC Acquisition may not engage in any business or transactions other than (w) if it becomes a Loan Party hereunder, business or transitions related directly or indirectly to the performance of its obligations under this Agreement, (x) holding 100% of the Capital Stock of Wilpinjong Opco, (y) transactions pursuant to (I) the terms of either Management Service Agreement, including the payment of management or similar fees and any indemnification and reimbursement payments required thereunder, and (II) any tax sharing payments, in each case, permitted under Section 7.06, and (z) transactions related to holding intercompany receivables from, or incurring intercompany payables with the Main Borrower and its Subsidiaries, including Wilpinjong Opco.

7.10 Use of Proceeds. Use the proceeds of any Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11 [Reserved].

7.12 Burdensome Agreements. Enter into any Contractual Obligation that (x) limits the ability of any Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its property to secure the Obligations hereunder or (y) limits the ability of any Subsidiary to make Restricted Payments to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor; provided, however, that the foregoing clause shall not apply to Contractual Obligations which:

(a) solely in the case of clause (y) of this Section 7.12, exist on the date hereof and (to the extent not otherwise permitted by this Section 7.12) are listed on Schedule 7.12 as of the Closing Date;

(b) are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of a Borrower, so long as such Contractual Obligations were not entered into solely in contemplation of such Person becoming a Subsidiary of such Borrower;

(c) arise in connection with any Lien permitted by Section 7.01(i) to the extent such restrictions relate to the assets (and any proceeds in respect thereof) which are the subject of such Lien;

(d) represent Indebtedness permitted by Section 7.03 (other than secured Indebtedness permitted by Section 7.03(k)); provided that such restrictions are no more restrictive than the limitations (taken as a whole) set forth in the Loan Documents and do not materially impair either Borrower’s ability to grant the security interests to the Collateral Trustee contemplated by the Loan Documents or pay the Obligations under the Loan Documents as and when due (as reasonably determined in good faith by Main Borrower);

(e) are (x) existing pursuant to this Agreement or the Security Documents or (y) existing pursuant to the Priority Lien Notes or the Priority Lien Indenture and any amendments, modifications, restatements, extensions, renewals, replacements or refinancings of those agreements, provided that the encumbrances and restrictions in the amendment, modification, restatement, extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the Lenders than the encumbrances or restrictions being amended, modified, restated, extended, renewed, replaced or refinanced;

(f) arise in connection with any Disposition permitted by Section 7.05 solely with respect to the assets that are the subject of such Disposition;

(g) are customary provisions in joint venture agreements and other similar agreements applicable solely to such joint venture or the Equity Interests therein;

(h) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto;

(i) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Wilpinjong Opco or any Subsidiary;

(j) are existing pursuant to any agreement with the Wilpinjong Mine Customer in effect on the Closing Date and any amendment, modification, restatement, extension, renewal or replacement of any such agreement that is, not materially less favorable in any material respect to the Lenders than the agreement in effect on the Closing Date;

(k) are restrictions on cash or other deposits imposed under contracts entered into in the ordinary course of business;

(l) are customary provisions restricting assignment of any agreements;

(m) [reserved]; or

(n) are set forth in any agreement evidencing an amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of the Contractual Obligations referred to in clauses (a) through (m) above; provided, that such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Main Borrower, not materially less favorable to the Loan Party with respect to such limitations than those applicable pursuant to such Contractual Obligations prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.13 [Reserved].

7.14 [Reserved].

7.15 Fiscal Year. Change its fiscal year-end from December 31.

7.16 Sale and Lease-Backs. Become or remain liable as leasee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which the Borrowers or any Subsidiary (a) has sold or transferred or is to sell or to transfer to any other Person (other than Wilpinjong Opco or any of its Subsidiaries) and (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrowers or such Subsidiary to any Person (other than Wilpinjong Opco or any of its Subsidiaries) in connection with such lease.

7.17 Amendments or Waivers of Organizational Documents. Agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its Organizational Documents after the Closing Date, in each case, to the extent the same would reasonably be expected to be material and adverse to any Secured Party (in the good faith determination of the Main Borrower), without obtaining the prior written consent of Required Lenders to such amendment, restatement, supplement or other modification or waiver.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Any Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five days after the same becomes due, any interest on any Loan or any fee due hereunder, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01(a), 6.01(b), 6.02(b), 6.03(a), 6.03(f), 6.05, 6.11, 6.17 or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder) in each case having an aggregate principal amount of more than the Threshold Amount, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Guarantee was created, (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable, or (C) fails to observe or perform any agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, as a result of which default or other event, the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) shall have caused, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity, or such Guarantee to become due or payable; or

(f) Insolvency Proceedings, Etc. Subject to Section 8.03, any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any substantial part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any substantial part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Subject to Section 8.03, (i) any Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any substantial part of the property of any such Person and is not released, vacated or fully bonded within 60 days after its issue or levy; or

(h) Judgments. There is entered against any Borrower or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third party insurance), and such judgments or orders shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) ERISA. The occurrence of any of the following events that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect: (i) an ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in an actual obligation to pay money of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or Payment In Full,

ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or any Security Document ceases to create a valid Lien with the priority required thereby on the Collateral covered thereby or hereby (other than as expressly permitted thereunder or hereunder or solely as a result of the acts or omissions of the Administrative Agent or Collateral Trustee (including failure to maintain possession of any stock certificates, or other instruments delivered to it under any Security Document)); or

(k) Change of Control. There occurs any Change of Control; or

(l) Subordinated Indebtedness. Any Subordinated Indebtedness or any Junior Lien Indebtedness permitted hereunder or the guarantees thereof or, in the case of Junior Lien Indebtedness, the Liens securing such Junior Lien Indebtedness, shall cease, for any reason, to be validly subordinated to the Obligations of the Loan Parties hereunder, as provided in the Collateral Trust Agreement or the indenture governing such Subordinated Indebtedness or Junior Lien Indebtedness, or any Loan Party, any Affiliate of any Loan Party, the trustee in respect of the Subordinated Indebtedness or Junior Lien Indebtedness or the holders of at least 25% in aggregate principal amount of the Subordinated Indebtedness or Junior Lien Indebtedness shall so assert.

(m) Wilpinjong Mine Customer. (i) The permanent cessation of production of coal at the Wilpinjong Mine, or such cessation continues for more than 90 days and there is no reasonable likelihood that such production will continue, (ii) the occurrence of an event of default under the step-in deed for the benefit of Wilpinjong Mine Customer, in connection with which the Wilpinjong Mine Customer exercises its step-in right to appoint a receiver to operate the Wilpinjong Mine and such receiver refuses to operate the Wilpinjong Mine for third-party production in a manner resulting in production substantially similar to the production from the ordinary course operation of the Wilpinjong Mine, or (iii) the Wilpinjong Mine Customer receives payments or additional collateral (to which the Wilpinjong Mine Customer is not entitled at the Closing Date) and such payments or additional collateral are in excess of a Fair Market Value (or face value with respect to letters of credit or guarantees) of $20,000,000 from any Borrower or any of its Subsidiaries as consideration to forbear from exercising its rights or waive any such event of default under any long-term supply contract.

(n) Surety Transaction Support Agreement. (i) Any termination of the Surety Transaction Support Agreement by any Sureties (as defined therein) signatory thereto; provided that such termination or terminations result in any Borrower or any of its Subsidiaries making payments or delivering collateral to such sureties beyond the collateral that such sureties are entitled to as of the Closing Date, and such payments or additional collateral are in excess of a Fair Market Value (or face value with respect to delivered letters of credit or guarantees) of $20,000,000 in the aggregate, or (ii) the Surety Transaction Support Agreement is amended, supplemented or otherwise modified in a manner materially adverse to Peabody or any of its Subsidiaries.

(o) Transaction Support Agreement. Peabody fails to comply with any obligation under the Transaction Support Agreement that survives or arises after the Closing Date (including any post-effective date covenant) and the default or breach continues for a period of 30 consecutive days after written notice to Peabody by the Administrative Agent or any Lender.

(p) Management Services Agreement. (i) The termination of any Management Services Agreement, unless at the time of such termination there are arrangements in place providing for substantially the same services to be provided to the Borrowers and their Subsidiaries on terms not materially less favorable to the Borrowers and their Subsidiaries than the Management Services Agreements or (ii) any Management Services Agreement is amended, supplemented or otherwise modified in any manner materially adverse to the Borrowers or their Subsidiaries.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Borrower;

(c) [reserved]; and

(d) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to any Borrower under Debtor Relief Laws of the United States or any other Event of Default under Section 8.01(f) or (g) hereof, (i) the unpaid principal amount of all outstanding Loans, (ii) all interest, and (iii) all amounts to be paid under Section 2.05(i)(ii) shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (f) or (g) of Section 8.01, any reference in any such clause to any Subsidiary of Wilpinjong Opco shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of Main Borrower most recently ended, have assets with a value in excess of 5% of the Tangible Assets or 5% of consolidated total revenues, in each case, of Main Borrower and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (f) or (g) of Section 8.01 pursuant to this Section 8.03 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

8.04 Application of Funds. Subject to the Collateral Trust Agreement, after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations (including proceeds of Collateral) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders;

Fifth, to payment of that portion of the Obligations constituting the unpaid Secured Cash Management Obligations, ratably among the Cash Management Banks party to the Secured Cash Management Agreements giving rise to such Secured Cash Management Obligations in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and irrevocably authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers, rights and remedies as are delegated or granted to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except with respect to Section 9.06, Section 9.10 and Section 9.12, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither Borrower, nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Borrower or any of its Subsidiaries.

9.02 Rights as a Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, the Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder, and may accept fees and other considerations from any Borrower for service in connection herewith and otherwise without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that, in its opinion or the opinion of its counsel, may violate the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d) shall not be responsible or have any liability for or in connection with, or have any duty to ascertain, inquire into, monitor, maintain, update or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01 and 8.02) or (ii) in the absence of its own bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default is given to the Administrative Agent by the Main Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any recital, statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or made in any written or oral statements made in connection with the Loan Documents and the transactions contemplated thereby, (ii) the contents of any financial or other statements, instruments, certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, whether made by the Administrative Agent to the Lenders or by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, (iii) the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, (iv) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the use of proceeds of the Loans or the occurrence or possible occurrence of any Default or Event of Default or to make any disclosures with respect to the foregoing, (iv) the execution, validity, enforceability, effectiveness, genuineness, collectability or sufficiency of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmation of the amount of outstanding Loans or the component amounts thereof.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent shall be entitled to rely on and may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article and Section 10.04 shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Article shall apply to any such sub agent and to the Related Parties of any such sub agent, and shall apply to their respective activities as sub agent as if such sub agent and Related Parties were named herein. Notwithstanding anything herein to the contrary, with respect to each sub agent appointed by the Administrative Agent, (i) such sub agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub agent, and (iii) such sub agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person, and no Loan Party, Lender, or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Main Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the approval of the Main Borrower unless an Event of Default under Section 8.01(f) or (g) has occurred or is continuing (such approval not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Main Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). Upon the acceptance of a successor’s appointment as the Administrative Agent, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Main Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders.

(a) Each Lender represents and warrants that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such analysis on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders. Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption and funding its Term Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by the Administrative Agent, Required Lenders or Lenders, as applicable.

(c) Each Lender acknowledges that the Borrowers and certain Affiliates of the Loan Parties are Eligible Assignees hereunder and may purchase Term Loans hereunder from Lenders from time to time, subject to the restrictions set forth in the definition of “Eligible Assignee” and Sections 2.19 and 2.20.

9.08 No Other Duties, Etc. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender or any other Person; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(c) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.09 and 10.04. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agents under Sections 2.09 and 10.04 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Guaranty and Collateral Matters.

(a) Each Secured Party hereby authorizes Administrative Agent or the Priority Collateral Trustee, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Security Documents, as applicable. Subject to Section 10.01, without further written consent or authorization from any Secured Party, the Administrative Agent or the Priority Collateral Trustee, as applicable, may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Liens encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 10.21 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.01) have otherwise consented.

(b) The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty in accordance with the terms of Section 10.21. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

(c) The Lenders irrevocably authorize the Priority Collateral Trustee, at its option and in its discretion, to release any Lien on any property granted to or held by the Priority Collateral Trustee under any Loan Document in accordance with the terms of Section 10.21. Upon request by the Administrative Agent or the Priority Collateral Trustee at any time, the Required Lenders will confirm in writing the Priority Collateral Trustee’s authority to release its interest in particular types or items of property in accordance with this Section.

9.11 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. Without limiting the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding

Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all other obligations.

9.12 Collateral Trust Agreement, Collateral Matters and Specified Amendments.

(a) Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 10.06) hereby authorizes and directs the Administrative Agent and the Collateral Trustee to enter into the Additional Secured Debt Designation (as defined in the Collateral Trust Agreement) on behalf of such Lender needed to effectuate the transactions permitted by this Agreement and agrees that the Administrative Agent and the Collateral Trustee may take such actions on its behalf as is contemplated by the terms of the Collateral Trust Agreement. Without limiting the provisions of Sections 9.03 and 10.04, each Lender hereby consents to (i) JPMorgan Chase Bank, N.A. and any successor serving in the capacity of Administrative Agent and agrees not to assert any claim (including as a result of any conflict of interest) against JPMorgan Chase Bank, N.A., or any such successor, arising from the role of the Administrative Agent or other agent under the Security Documents so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction and (ii) Wilmington Trust, National Association or any such successor, arising from its role as the Collateral Trustee under the Security Documents so long as it is either acting in accordance with the terms of such documents or otherwise has not engaged in bad faith, gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. In addition, each of JPMorgan Chase Bank, N.A. and Wilmington Trust, National Association, or any such successors, shall be authorized, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, and any additional and replacement intercreditor agreements, in each case, in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required by the terms of this Agreement to be Liens junior to, or pari passu with, the Secured Obligations, that are incurred as permitted by this Agreement, and to establish certain relative rights as between the holders of the Secured Obligations and the holders of the Indebtedness secured by such Liens junior or pari passu with the Secured Obligations, including as contemplated by Section 6.16(c) and Section 7.01.

(b) The Lenders irrevocably authorize the Administrative Agent to enter into any amendment contemplated by Sections 2.16(e), 6.16(c), and 7.01(t).

9.13 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform with respect to the Loans and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14, and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied, and will continue to be satisfied, with respect to such Lender’s entrance into, participation in, administration of and performance with respect to the Loans and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) such Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and its Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that neither the Administrative Agent nor any of its Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.

MISCELLANEOUS

10.01 Amendments, Etc. Except as set forth in Section 2.16, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Borrower, or any other Loan Party therefrom, shall be effective unless in writing signed by (1) the Required Lenders and the Borrowers, or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent (except, in each case, as set forth in clauses (2), (3) and (4) below), (2) [reserved], (3) the Required Facility Lenders and the Borrowers and acknowledged by the Administrative Agent in the case of clause (v) of the second proviso after clause (i) below and (4) the parties to the Fee Letter in the case of clause (z) of the second proviso after clause (i) below, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) [reserved];

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) (it being understood that the waiver of, or amendment to the terms of, any mandatory prepayment shall not constitute such a postponement) without the written consent of each Lender directly affected thereby;

(c) waive, reduce or postpone the principal of, or the stated rate of interest specified herein on any Loan (subject to clause (z) of the second proviso to this Section 10.01) any fees or premiums or other amounts payable hereunder without the written consent of each Lender directly affected thereby; provided, however, that, without limiting the effect of clause (h) below or the provisos appearing after clause (h) below, only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder or (iii) to waive, reduce or postpone any scheduled prepayment;

(d) change Section 2.05(a), Section 2.05(k), Section 2.13 or Section 8.04 in a manner that would alter the pro rata sharing of payments required thereby or Section 2.19, Section 2.20 or Section 2.21 in a manner that would alter the pro rata making of offers required thereby, in each case, without the written consent of each Lender adversely affected thereby;

(e) [reserved];

(f) change any provision of this Section 10.01 or the definitions of “Required Lenders” or “Applicable Percentage” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender under the applicable Facility affected thereby; provided, with the consent of the Required Lenders, additional extensions of credit pursuant hereto may be included in the determination of ‘Required Lenders” or “Applicable Percentage” on substantially the same basis as the Term Loans are included on the Closing Date;

(g) other than as permitted by Section 9.10 and Section 10.21, release (i) all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Administrative Agent or Collateral Trustee at the direction of the Required Lenders pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code or other sale or disposition of assets in connection with an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents (in which case only the consent of the Required Lenders will be needed for such release) or (ii) all or substantially all of the collateral covered by the Security Documents without the written consent of each Lender;

(h) consent to the assignment or transfer by any Loan Party of any of its rights and obligations under any Loan Documents without the written consent of each Lender adversely affected thereby; or

(i) subordinate (x) the Liens securing any of the Obligations on all or substantially all of the Collateral (the “Existing Liens”) to the Liens securing any other Indebtedness or other obligations (other than Permitted Liens) or (y) any Obligations in contractual right of payment to any other Indebtedness or other obligations (other than as explicitly permitted under this Agreement) (any such other Indebtedness or other obligations to which such Liens securing any of the Obligations or such Obligations, as applicable, are subordinated, “Senior Indebtedness”), in either case of subclause (x) or (y), unless each adversely affected Lender has been offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction (such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided, which offer shall remain open to each adversely affected Lender for a period of not less than five Business Days.

provided that for the avoidance doubt, all Lenders shall be deemed directly affected thereby with respect to any amendment described in clauses (f), (g), (h), (i); and,

provided further, that (t) [reserved]; (u) any term or provisions of a particular Facility may be amended, waived or otherwise modified with only the consent of the Required Facility Lenders under such Facility, so long as such amendment, waiver or modification does not directly affect the Lenders under any other Facility; (v) [reserved]; (w) [reserved]; (x) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (y) no amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by any Loan Party therefrom, shall alter the required application of any repayments or prepayments as between Classes pursuant to Sections 2.05(a) without the consent of the Required Facility Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered; and (z) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the Borrowers and the Administrative Agent. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the principal of any Loan owed to such Lender may not be reduced without the consent of such Lender.

Notwithstanding the foregoing, the Borrowers and the Administrative Agent may amend this Agreement and the other Loan Documents (and may authorize the Collateral Trustee to amend the Collateral Trust Agreement) without the consent of any Lender (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent), so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (b) to add a Guarantor with respect to the Loans or collateral to secure the Loans or (c) to make administrative changes that do not adversely affect the rights of any Lender (including as contemplated by 2.16(d)(v)). In addition, the Administrative Agent, without the consent of any Lender, shall be permitted to enter into (and direct the Collateral Trustee, as applicable, to enter into) any amendments, waivers, modifications or supplements to the Collateral Trust Agreement, if the Administrative Agent would have been permitted hereunder to enter into a new Collateral Trust Agreement which contained the terms set forth in such amendment, waiver, modification or supplement, at the time when such amendment, waiver, modification or supplement is entered into.

The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

Any such waiver and any such amendment or modification pursuant to this Section 10.01 shall be binding upon the Borrowers, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Borrowers, the Lenders, and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default that is waived pursuant to this Section 10.01 shall be deemed to be cured and not continuing during the period of such waiver.

10.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopier (except for any notices sent to the Administrative Agent) as follows or sent by electronic communication as provided in subsection (b) below, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to a Borrower or the Administrative Agent to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified on Schedule 10.02 or in its Administrative Questionnaire;

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not received during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b). Notwithstanding the foregoing, (a) no notice to the Administrative Agent shall be effective until received by the Administrative Agent and (b) any such notice or other communication shall at the request of the Administrative Agent be provided to any sub agent appointed pursuant to Section 9.3(c) as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Administrative Agent or the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Main Borrower, for itself and on behalf of the Co-Borrower, may, in their discretion, agree to accept notices and other communications to the Administrative Agent or the Main Borrower hereunder by electronic communications pursuant to procedures approved by the Administrative Agent or the Main Borrower, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to the Lenders to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. Each Loan Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Borrower, any Lender, or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the gross negligence or willful misconduct of such Agent Party, as determined by a final non-appealable judgment of a court of competent jurisdiction; provided, however, that in no event shall any Borrower or any Agent Party have any liability to the Borrowers, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages); provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively. Each Loan Party, each Lender, and the Administrative Agent agrees that the Administrative Agent may, but shall not be obligated to, store any electronic communication on the Platform in accordance with the Administrative Agent’s customary document retention procedures and policies.

(d) Defaults. Any notice of Default or Event of Default may be provided by telephone if confirmed promptly thereafter by delivery of written notice thereof.

(e) Change of Address, Etc. The Main Borrower, for itself and on behalf of the Co-Borrower, and the Administrative Agent may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, telecopier or telephone number for notices and other communications hereunder by notice to the Main Borrower, for itself and on behalf of the Co-Borrower, and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(f) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of any Borrower, even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(g) Private Side Information Contacts. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities laws, to make reference to information that is not made available through the “Public-Side Information” portion of the Platform and that may contain Private-Side Information. In the event that any Public Lender has determined for itself to not access any information disclosed through the Platform or otherwise, such Public Lender acknowledges that (i) other Lenders may have availed themselves of such information and (ii) neither the Borrowers nor the Administrative Agent has any responsibility for such Public Lender’s decision to limit the scope of the information it has obtained in connection with this Agreement and the other Loan Documents.

10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall impair such right, remedy, power or privilege or be construed to be a waiver of any default or acquiescence therein; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay (i) all reasonable and documented out-of-pocket legal, advisory and other expenses incurred by the Administrative Agent and its respective Affiliates and the Collateral Trustee (including the reasonable and documented fees, charges and disbursements of a single counsel for the Administrative Agent, a single local counsel in each relevant jurisdiction and any special counsel reasonably deemed necessary by the Administrative Agent and a separate counsel for the Collateral Trustee), in connection with the syndication of the credit facilities provided for herein, the preparation, due diligence, negotiation, execution, delivery, administration and enforcement of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket legal, advisory and other expenses (including the cost of any investigation or preparation) incurred by the Administrative Agent or any Lender or Collateral Trustee (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, limited to one firm of counsel for all Indemnitees (as defined below), taken as a whole, and if necessary, by a single firm of local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Party affected by such conflict notifies the Main Borrower of the existence of such conflict, of another firm of counsel for such affected Indemnitees and local counsel for the conflicted party and a separate counsel for the Collateral Trustee), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities (including any Environmental Liability) and related reasonable and documented out-of-pocket fees and expenses (including the reasonable documented out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee (whether or not such investigation, litigation, claim or proceeding is brought by any Borrower, any Borrower’s equity holders, affiliates or creditors or an Indemnitee and whether or not any such Indemnitee is otherwise a party thereto) or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration and enforcement of this Agreement and the other Loan Documents, and (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found in a final, non-appealable judgment by a court of competent jurisdiction to (x) have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing), as determined by a final, non-appealable judgment of a court of competent jurisdiction, (y) [reserved] or (z) have arisen out of or in connection with any claim, litigation, loss or proceeding not involving an act or omission of any Borrower or any of its Related Parties and that is brought by an Indemnitee against another Indemnitee (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under this Agreement or any claims arising out of any act or omission of any Borrower or any of its Affiliates). Each Borrower also agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Borrower for or in connection with this Agreement or the other Loan Documents, any transactions contemplated hereby or thereby or such Indemnitees’ role or services in connection herewith or therewith, except to the extent that any liability for losses, claims, demands, damages, liabilities or expenses incurred by any Borrower (i) resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (ii) resulted from a material breach by such Indemnitee (or any of such Indemnitee’s controlled affiliates or any of its or their respective officers, directors, employees, agents, controlling persons or members of any of the foregoing) of the terms of this Agreement or the other Loan Documents (in the case of clauses (i) and (ii), as determined by a court of competent jurisdiction in a final, non-appealable judgment). This Section 10.04(b) shall not apply with respect to Taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrowers for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. In addition, to the extent that the Borrowers or the Grantors for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section or Section 7.12(a) of the Collateral Trust Agreement to be paid by the Borrowers or such Grantors to the Collateral Trustee or any Related Party of the Collateral Trustee, each Lender severally agrees to pay to the Collateral Trustee or such Related Party such Lender’s Applicable Percentage (determined as of the time the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount in connection with the Collateral Trustee following a direction of an Act of Required Secured Parties (as defined in the Collateral Trust Agreement) prior to the occurrence of the earlier of the Discharge of Credit Agreement Obligations (as defined in the Collateral Trust Agreement) or the Outstanding Loan Threshold Date (as defined in the Collateral Trust Agreement); provided that such Indemnified Liability (as defined in the Collateral Trust Agreement) was incurred by or asserted against the Collateral Trustee in its capacity as such, or against any Related Party of the Collateral Trustee acting for the Collateral Trustee in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each hereby waives, any claim against the Borrowers and their Affiliates or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided that such waiver shall not limit any Loan Party’s reimbursement or indemnification obligations under Sections 10.04(a) or 10.4(b), respectively. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent such damages result from the gross negligence or willful misconduct of such Indemnitee, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations. The reimbursement, indemnity and contribution obligations of the Borrowers under this Section 10.04 will be in addition to any liability which the Borrowers may otherwise have, including pursuant to the Transaction Support Agreement, will extend upon the same terms and conditions to any affiliate of any Indemnitee and the partners, members, directors, agents, employees, and controlling persons (if any), as the case may be, of any Indemnitee and any such affiliate, and will be binding upon and inure to the benefit of any successors and assigns of any Borrower, any Indemnitee, any such affiliate, and any such Person.

10.05 Marshalling; Payments Set Aside. Neither the Administrative Agent nor any Lender or Collateral Trustee shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, or any Lender, or the Administrative Agent, or any Lender or the Collateral Trustee enforces any security interests or exercises its right of setoff, and such payment or the proceeds of such enforcement or setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable NYFRB Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive Payment in Full and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder, except through a transaction permitted hereunder, without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time sell, assign or transfer to one or more Eligible Assignees, upon the giving of notice to the Administrative Agent, all or a portion of its rights and obligations under this Agreement; provided that:

(i) except (a) in the case of an assignment of the entire remaining amount of the assigning Lender’s Loans at the time owing to it, which such amount is less than the applicable minimum transfer amount set forth below, or (b) in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $100,000, unless the Administrative Agent consents (such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans assigned;

(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 (provided however, that (i) the Administrative Agent may in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment and (ii) the Administrative Agent does hereby waive such processing and recordation fee in connection with an assignment by or to JPMorgan Chase Bank, N.A. or any Affiliate thereof) and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and such forms, certificate or other evidence, if any, as the assignee under such Assignment and Assumption may be required to deliver pursuant to Section 3.01; and

(iv) pro rata assignments shall not be required, and each assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any applicable Loan.

Subject to acceptance and recording thereof in the Register by the Administrative Agent pursuant to subsection (c) of this Section, from and after the closing date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto)

but shall continue to be entitled to the benefits of Section 3.01 (subject to the requirements and limitations therein, including the requirements of Section 3.01(e)), 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the closing date of such assignment. Upon request, each Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the Assignment and Assumption shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full Applicable Percentage of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Loans, as the case may be, represents and warrants as of the Closing Date or as of the effective date of such Assignment and Assumption that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Loans, as the case may be and (iii) it will make or invest in Loans for its own account in the ordinary course and without a view to distribution of such Loans within the meaning of the Securities Act of 1933, as amended, or the Securities Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). The Register shall be available for inspection by the Main Borrower at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or any Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender, to the extent that it has a consent right hereunder, will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (g) and (h) of the first proviso to Section 10.01 that affects such Participant (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof). Subject to subsection (e) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Section 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment, provided, that in the case of Section 3.01, such Participant shall have complied with the requirements of such section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Each Lender that sells a participation, acting for this purpose as a non-fiduciary agent (solely for tax purposes) of the Borrowers, shall maintain a register for the recordation of the names and addresses of the Participants and principal amount of (and stated interest on) each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender and each Loan Party shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Main Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 3.01 unless the Main Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided further, that in no event shall the applicable Federal Reserve Bank, pledgee or trustee, be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

(h) [Reserved].

(i) Notwithstanding any other provision in the Loan Documents, any Lender may, at any time, assign all or a portion of its rights and obligations with respect to Term Loans and Refinancing Loans under this Agreement to a Borrower through Dutch auctions in accordance with Section 2.19 and Open Market Purchases in accordance with Section 2.20.

10.07 Treatment of Certain Information; Confidentiality. The Administrative Agent and the Lenders agree that it will treat as confidential (to the extent clearly identified at the time of delivery as confidential) all information provided to it hereunder or under any other Loan Document by or on behalf of the Main Borrower or any of its Subsidiaries or Affiliates (collectively, “Information”) in accordance with the Administrative Agent’s and the Lenders’ applicable customary procedures for handling confidential information of such nature, except to the extent such Information (a) is publicly available or becomes publicly available other than by reason of disclosure by the Administrative Agent or the Lenders, any of their respective affiliates or representatives in violation of this Agreement or the other Loan Documents, (b) was received by the Administrative Agent or the Lenders from a source (other than any Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives) not known by the Administrative Agent and the Lenders to be prohibited from disclosing such Information to such Person by a legal, contractual or fiduciary obligation to the Borrowers and (c) was already in the Administrative Agent’s and the Lenders’ possession from a source other than any Borrower or any of its affiliates, advisors, members, directors, employees, agents or other representatives or is independently developed by such Person without the use of or reference to any such Information; provided, however, that nothing herein will prevent the Administrative Agent and the Lenders from disclosing any such Information (including Information regarding Disqualified Institutions) (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable Law or compulsory legal process (in which case such Person agrees to inform the Main Borrower promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority or any self-regulatory authority having jurisdiction over such Person or any of its affiliates, (c) to such Person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such Information and on a confidential basis, (d) to potential and prospective Lenders, assignees, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to each Borrower and its obligations under this Agreement (other than Disqualified Institutions), in each case, subject to such recipient’s agreement (which agreement may be in writing or by “click through” agreement or other affirmative action on the part of the recipient to access such Information and acknowledge its confidentiality obligations in respect thereof pursuant to customary syndication practice) to keep such Information confidential on substantially the terms set forth in this Section 10.07, (e) to ratings agencies who have agreed to keep such Information confidential on terms no less restrictive than this Section 10.07 in any material respect or otherwise on terms acceptable to the Main Borrower in connection with obtaining ratings of the Term Loans, (f) for purposes of establishing a “due diligence” defense, (g) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (h) disclosures in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. In addition, the Administrative Agent may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the other Loan Documents.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrowers, the Loan Parties and their Related Parties or their respective securities, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with those procedures and applicable Laws, including Federal and state securities laws. All information, including requests for waivers and amendments, furnished by any Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information concerning the Borrowers, the Loan Parties and their Related Parties or their respective securities. Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable Laws, including Federal and state securities laws.

10.08 Right of Setoff. In addition to any rights now or hereafter granted under applicable Law and not by way of limitation of any such rights, upon the occurrence of any Event of Default or at maturity each Lender is hereby authorized by each Loan Party at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Loan Party or to any other Person (other than the

Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Loan Party against and on account of the obligations and liabilities of any Loan Party to such Lender hereunder, including all claims of any nature or description arising out of or connected hereto, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Sections 2.18 and 8.04 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Main Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable Law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and the Borrowers to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Borrowers.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions contained in the Transaction Support Agreement which by their terms survive the execution and effectiveness of this Agreement and the other Loan Documents shall survive and not be superseded by this Agreement and the other Loan Documents. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof and the funding of any Borrowing. Such representations, warranties and agreements have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the Closing Date or time of any credit extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Loan Party set forth in Sections 3.01, 3.04, 3.05, 10.04(a), 10.04(b) and 10.08 and the agreements of Lenders set forth in Sections 2.13, 9.03 and 10.04(c) shall survive the payment of the Loans and the termination hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents or any obligation hereunder or under any other Loan Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions or obligations of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions or obligations with valid provisions or obligations the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions or obligations. The invalidity of a provision or obligation in a particular jurisdiction shall not invalidate or render unenforceable such provision or obligation in any other jurisdiction.

10.13 Replacement of Lenders. If (a) any Lender requests compensation under Section 3.04, (b) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) any Lender is at such time a Defaulting Lender or has given notice pursuant to Section 3.02 or (d) any Lender becomes a “Nonconsenting Lender” (hereinafter defined), then the Main Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to (and such Lender shall) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interest, rights and obligations under this Agreement and the related Loan Documents to an assignee selected by the Main Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Administrative Agent shall have received the assignment fee specified in Section 10.06(b) (provided however, that the Administrative Agent may in its sole discretion elect to waive such processing and recordation fee in the case of any assignment);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws, and

(e) neither the Administrative Agent nor any Lender shall be obligated to be or to find the assignee.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Main Borrower to require such assignment and delegation cease to apply. In the event that (x) the Main Borrower or the Administrative Agent has requested the Lenders to consent to a departure or waiver of any provisions of the Loan Documents or to agree to any amendment thereto and (y) the Required Lenders or Required Facility Lenders, as applicable, have agreed to such consent, waiver or amendment, then any such Lender, who does not agree to such consent, waiver or amendment and whose consent would otherwise be required for such departure, waiver or amendment, shall be deemed a “Nonconsenting Lender.” Any such replacement shall not be deemed a waiver of any rights that the Borrowers shall have against the replaced Lender.

Each Lender agrees that if the Main Borrower exercises its option hereunder to cause an assignment by such Lender as a Nonconsenting Lender or otherwise pursuant to this Section 10.13, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.06. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs the Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section 10.06 on behalf of a Nonconsenting Lender or Lender replaced pursuant to this Section 10.13, and any such documentation so executed by the Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.06.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-

JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

(b) CONSENT TO JURISDICTION. SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER LOAN DOCUMENTS, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN OR, IF THAT COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, IN ANY STATE COURT LOCATED IN THE CITY AND COUNTY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH LOAN PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE (SUBJECT TO CLAUSE (E) BELOW) JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE LOAN PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.02; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE LOAN PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE AGENTS, COLLATERAL TRUSTEE AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY LOAN PARTY IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY LOAN DOCUMENT OR AGAINST ANY COLLATERAL OR THE ENFORCEMENT OF ANY JUDGMENT, AND HEREBY SUBMITS TO THE JURISDICTION OF, AND CONSENTS TO VENUE IN, ANY SUCH COURT.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS

WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.15 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party, a Beneficial Ownership Certification and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

10.17 Time of the Essence. Time is of the essence of the Loan Documents.

10.18 [Reserved].

10.19 No Advisory or Fiduciary Responsibility. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent or any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between each Borrower and its Affiliates, on the one hand, and the Administrative Agent, on the other hand, (B) each Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party, its management, stockholders, creditors or any of its affiliates or any other Person with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any

Loan Party except the obligations expressly set forth in the Loan Documents and (B) neither any of the Administrative Agent nor any Lender has any obligation to any Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that conflict with those of a Borrower and its respective Affiliates, and the Administrative Agent has no obligation to disclose any of such interests to such Borrower or its respective Affiliates. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto. To the fullest extent permitted by law, each Borrower hereby waives and releases any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.20 [Reserved]

10.21 Release of Liens and Release from Guaranty.

(a) The Collateral Trust Agreement shall govern the release of security interests in Collateral as security for the Secured Obligations (A) after Payment in Full, (B) upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement (other than a sale or other transfer to a Loan Party) or upon effectiveness of any written direction by the consent to the release of the security interest created under any Security Document in any Collateral pursuant to Section 10.01, (C) [reserved], (D) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of such Collateral and (E) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, with respect to the Collateral owned by such Guarantor. After either (v) Payment in Full, (w) upon any sale or other transfer of a Loan Parry that is permitted under this Agreement (other than a sale or other transfer to a Loan Party), (x) [reserved], (y) upon the approval, authorization or ratification in writing by the Required Lenders (or such other percentage of the Lenders whose consent is required by Section 10.01) with respect to the release of any Guarantor under the terms of the Guaranty or (z) upon a Guarantor no longer being a Guarantor by virtue of the definition thereof or a transaction permitted hereunder, each applicable Guarantor (or, in the case of clause (w) above, the applicable Guarantor so sold or transferred) shall automatically be released from the Guaranty, all without delivery of any instrument or performance of any act by any Person; provided that any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of any Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, in connection with any termination or release pursuant to this Section 10.21, the Administrative Agent and/or Collateral Trustee shall be, and are hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender) to execute and deliver, and shall promptly execute and deliver to the applicable Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release (including UCC termination statements) and return to the Borrowers, the possessory Collateral that is in the possession of the Collateral Trustee and is the subject of such release.

(c) Any execution and delivery of documents, or the taking of any other action, by the Administrative Agent and/or Collateral Trustee pursuant to this Section 10.21 shall be without recourse to or warranty by the Administrative Agent or Collateral Trustee.

10.22 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.23 Independent Nature of Lenders’ Rights. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.24 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.25 Contingent Payment Debt Instrument.. THE MAIN BORROWER HAS DETERMINED THAT THE TERM LOANS ARE A “CONTINGENT PAYMENT DEBT INSTRUMENT” FOR PURPOSES OF SECTION 1271 – 1275 OF THE CODE. THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE, YIELD TO MATURITY, COMPARABLE YIELD AND PROJECTED PAYMENT SCHEDULE OF THE TERM LOANS MAY BE OBTAINED BY WRITING TO THE MAIN BORROWER AT ITS ADDRESS SPECIFIED HEREIN.

10.26 Direction to Collateral Agent. Each Lender party hereto further consents to the Administrative Agent delivering a direction in writing to the Priority Collateral Trustee (it being agreed that such direction constitutes an Act of Required Secured Parties under the Collateral Trust Agreement), on or after the Closing Date, authorizing and directing the Priority Collateral Trustee, and the Administrative Agent hereby does authorize and direct the Priority Collateral Agent, to amend Section 2.4(a) of the Collateral Trust Agreement by deleting the reference to “24” appearing therein and replacing such reference to “48”.

PIC AU HOLDINGS LLC, as Main Borrower

By:	/s/ James A. Tichenor
Name:	James A. Tichenor
Title:	Treasurer

PIC AU HOLDINGS CORPORATION, as Co-Borrower

By:	/s/ James A. Tichenor
Name:	James A. Tichenor
Title:	Treasurer

Signature Page to Credit Agreement

PEABODY ENERGY CORPORATION, on a limited basis, to the extent of its obligations specifically set forth herein

By:	/s/ James A. Tichenor
Name:	James A. Tichenor
Title:	Vice President and Treasurer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Neil R. Boylan
Name:	Neil R. Boylan
Title:	Managing Director

Signature Page to Credit Agreement

LENDERS:

Bank of Montreal, Chicago Branch, as a Lender

By:	/s/ Aleen Hartje
Name:	Aleen Hartje
Title:	Managing Director

Signature Page to Credit Agreement

LENDERS:

Bank of America, as a Lender

By:	/s/ Cameron D. Taylor
Name:	Cameron D. Taylor
Title:	Senior Vice President

Signature Page to Credit Agreement

LENDERS:

Commerce Bank, as a Lender

By:	/s/ Steven H. Reynolds
Name:	Steven H. Reynolds
Title:	EVP

Signature Page to Credit Agreement

LENDERS:

Credit Suisse AG, Cayman Islands Branch, as a Lender

By:	/s/ Didier Siffer
Name:	Didier Siffer
Title:	Authorized Signatory

By:	/s/ Megan Kane
Name:	Megan Kane
Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDERS:

Deutsche Bank AG New York, as a Lender

By:	/s/ Phillip Tancorra
Name:	Philip Tancorra
Title:	Vice President
Phillip.tancorra@db.com 212-250-6576

By:	/s/ Yumi Okabe
Name:	Yumi Okabe
Title:	Vice President
Email: yumi.okabe@db.com Tel: (212) 250-2966

Signature Page to Credit Agreement

LENDERS:

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

Signature Page to Credit Agreement

LENDERS:

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Neil R. Boylan
Name:	Neil R. Boylan
Title:	Managing Director

Signature Page to Credit Agreement

LENDERS:

REGIONS BANK, as a Lender

By:	/s/ Robert L. Korte
Name:	Robert L. Korte
Title:	SVP

Signature Page to Credit Agreement